EXHIBIT 10.40

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

RESEARCH COLLABORATION AND LICENSE AGREEMENT

by and between

PFIZER INC.

and

SANGAMO THERAPEUTICS, INC.

December 28, 2017

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This Research Collaboration and License Agreement (the “Agreement”) is entered into as of December 28, 2017 (the “Effective Date”), by and between Pfizer Inc., a corporation organized and existing under the laws of Delaware and having a principal place of business at 235 East 42nd Street, New York, NY 10017 (“Pfizer”) and Sangamo Therapeutics, Inc., a corporation organized and existing under the laws of Delaware and having a principal place of business at 501 Canal Blvd., Richmond, CA 94804 (“Sangamo”). Pfizer and Sangamo may each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Sangamo owns or otherwise controls certain patents, patent applications, technology, know-how, scientific and technical information and other proprietary rights and information relating to the identification, research and development of Compounds (as defined below);

WHEREAS, Pfizer has extensive experience and expertise in the development and commercialization of pharmaceutical and biopharmaceutical products;

WHEREAS, subject to the terms of this Agreement, Sangamo wishes to grant to Pfizer, and Pfizer wishes to receive from Sangamo, an exclusive license in the Field (as defined below) in the Territory (as defined below) under Sangamo’s and its licensors’ patents, patent applications, technology, know-how, scientific and technical information and other proprietary rights and information relating to Compounds and Products to use, research, develop, manufacture and commercialize Products;

WHEREAS, Pfizer and Sangamo wish to engage in collaborative pre-clinical research pursuant to the Research Plan (as defined below) to identify and develop Compounds for inclusion in Products (as defined below) to be advanced to clinical trials for further development and commercialization by Pfizer; and

WHEREAS, subject to the terms of this Agreement, Sangamo wishes to grant to Pfizer, and Pfizer wishes to receive from Sangamo, an exclusive license in the Field in the Territory to use, research, develop, manufacture and commercialize Products.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 1

DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized shall have the meanings set forth below:

1.1 “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with, such Person. For purposes of this Agreement, a Person shall be deemed to control another Person if it owns or controls, directly or indirectly, at least fifty percent (50%) of the equity securities (or other ownership interests, by contract or otherwise) of such other Person entitled to vote in the election of directors (or, in the case that such other Person is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to direct the management and policies of such other Person; provided, however, that where an entity owns a majority of the voting power necessary to elect a majority of the board of directors or other governing board of another entity, but is restricted from electing such majority by contract or otherwise, such entity will not be considered to be in control of such other entity until such time as such restrictions are no longer in effect. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

1.2 “Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within ninety (90) days after they are instituted, (b) the filing of an insolvency proceeding or making of an assignment for the benefit of creditors, (c) appointment of a receiver for all or substantially all of a Party’s assets or (d) any corporate action taken by the board of directors of a Party in furtherance of any of the foregoing actions.

1.3 “Binding Obligation” means, with respect to a Party: (a) any oral or written agreement or arrangement between such Party and an Affiliate of such Party or a Third Party that binds or affects such Party’s operations or property, including any assignment, license agreement, loan agreement, guaranty, or financing agreement, (b) the provisions of such Party’s charter, bylaws or other organizational documents or (c) any order, writ, injunction, decree or judgment of any court or Governmental Authority entered against such Party or by which any of such Party’s operations or property are bound.

1.4 “Biosimilar Notice” means a copy of any application submitted by a Third Party to the FDA under 42 U.S.C. § 262(k) of the Public Health Service Act (or, in the case of a country of the Territory outside the United States, any similar law) for Regulatory Approval of a biopharmaceutical product, which application identifies a Product as the Reference Product with respect to such product, and other information that describes the process or processes used to manufacture the biopharmaceutical product.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.5 “Biosimilar Product” means, with respect to a Product that is being sold in a country or regulatory jurisdiction in the Territory (the “Reference Product”), any biopharmaceutical product sold by a Third Party (other than a Third Party acting on behalf of or in concert with Pfizer or any Pfizer Affiliate or Sublicensee, or that purchased such product in a chain of distribution that included Pfizer or any of its Affiliates or Sublicensees) in such country or regulatory jurisdiction in the Territory that (i) [ * ] the Reference Product, and (ii) through reference to the BLA of the Reference Product, is eligible for and has achieved Marketing Approval (with all references in such definition to Product to be deemed references to such biopharmaceutical product) in such country or regulatory jurisdiction pursuant to an abbreviated follow-on biological approval pathway established by the Regulatory Authority in such country or regulatory jurisdiction pursuant to the applicable Law, or otherwise is approved for marketing and sale in such country or regulatory jurisdiction by an abridged procedure in reliance, in whole or in part, on the BLA of the Reference Product, including any such biopharmaceutical product that (a) with respect to such biopharmaceutical product in the United States, has been approved or licensed as a biosimilar or interchangeable product by FDA pursuant to Section 351(k) of the Public Health Service Act (42 U.S.C. §262(k)), as may be amended, or any subsequent or superseding law, statute or regulation, (b) with respect to such biopharmaceutical product subject to the regulatory jurisdiction of the EMA, has been approved as a similar biological medicine product by EMA as described in CHMP/437/04, issued 30 October 2005, as may be amended, or any subsequent or superseding law, statute or regulation, or (c) with respect to such biopharmaceutical product outside the United States and in a country which is not subject to the regulatory jurisdiction of the EMA, has otherwise obtained Marketing Approval (with all references in such definition to Product to be deemed references to such biopharmaceutical product) by Regulatory Authorities in such other jurisdictions under analogous laws and regulations as those described the foregoing subsections (a) or (b).

1.6 “BLA” or “Biologic License Application” means (a) an application requesting permission from the FDA to introduce, or deliver for introduction, a biopharmaceutical product into interstate commerce, or (b) any similar application or submission for Marketing Approval of a biopharmaceutical product filed with a Regulatory Authority in a country or group of countries.

1.7 “Business Day” means a day other than a Saturday, Sunday or a bank or other public holiday in California or New York.

1.8 “Calendar Quarter” means a period of three consecutive calendar months ending on March 31, June 30, September 30 or December 31.

1.9 “Calendar Year” means any twelve (12) month period beginning on January 1 and ending on the first December 31 thereafter.

1.10 “Change of Control” means, with respect to a Party, (a) a merger, reorganization, combination or consolidation of such Party with a Third Party that results in holders of beneficial ownership (other than by virtue of obtaining irrevocable proxies) of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, combination or consolidation ceasing to hold beneficial ownership of at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger, reorganization, combination or

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner (other than by virtue of obtaining irrevocable proxies) of fifty percent (50%) or more of the combined voting power of the outstanding securities or other voting interest of such Party, or (c) the sale, lease, exchange, contribution or other transfer (in one transaction or a series of related transactions) to a Third Party of all or substantially all of such Party’s assets to which this Agreement relates, other than a sale or disposition of such assets to an Affiliate of such Party or (d) the approval of any plan or proposal for the liquidation or dissolution of such Party (other than in circumstances where such Party is deemed a debtor pursuant to Section 8.2(c)).

1.11 “Commercialize” or “Commercialization” means to (a) market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported or otherwise commercialize a compound or product and (b) conduct pre-clinical, clinical and other Development activities with respect to a compound or product, in each case, after such compound or product has received Marketing Approval.

1.12 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, those reasonable, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances. With respect to any efforts relating to the Development, Marketing Approval, Manufacturing or Commercialization of a Product by a Party, generally or with respect to any particular country in the Territory, such Party will be deemed to have exercised “Commercially Reasonable Efforts” if such Party has exercised those efforts that would be normally used by such Party, in the relevant country, with respect to other gene therapy products or gene therapy product candidates, as applicable, (a) of similar modality controlled by such Party; or (b) (i) to which such Party has similar rights, (ii) which is of similar market potential in such country, and (iii) which is at a similar stage in its development or product life cycle, as such Product, in each case, taking into account all Relevant Factors in effect at the time such efforts are to be expended. Further, to the extent that the performance of a Party’s obligations hereunder is adversely affected by the other Party’s failure to perform its obligations hereunder, the impact of such performance failure will be taken into account in determining whether such Party has used its Commercially Reasonable Efforts to perform any such affected obligations.

1.13 “Companion Diagnostic Assay” means a diagnostic assay for (i) [ * ], (ii) [ * ], or (iii) [ * ]. For clarity, any such assay may, but need not necessarily, include as a component(s) thereof any component(s) of any Product.

1.14 “Compliance” means, with respect to a Party, the adherence by such Party and its Affiliates in all material respects to all applicable Laws and such Party’s Party Specific Regulations, in each case with respect to the activities to be conducted under this Agreement.

1.15 “Compound” means any zinc finger fusion protein which arises from or existed prior to the Effective Date and which is evaluated pursuant to the Research Plan, or is a derivative thereof created by Sangamo pursuant to the Agreement, that (a) specifically binds, as set forth in the Research Plan or otherwise agreed by the Parties, to an allele of the chromosome 9 open reading frame 72 gene (“C9ORF72”) that contains more than [ * ] hexanucleotide repeats and (b) (i) [ * ] or (ii) [ * ], in each of (i) and (ii) at or above the levels specified in the Research Plan or otherwise agreed by the Parties.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.16 “Confidential Information” of a Party means all Know-How, or other information, including proprietary information (whether or not patentable) regarding or embodying such Party’s or its Representatives’ technology, products, business information or objectives, including but not limited to unpublished patent applications and other non-public information and data of a financial, commercial, business, operational or technical nature (including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae), that is disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing or in electronic form, in connection with this Agreement on or after the Effective Date (or as otherwise provided in Section 12.12), but only to the extent that such Know-How or other information in written form is marked in writing as “confidential” at the time of disclosure, and such Know-How or other information disclosed orally or in non-tangible form is identified by the Disclosing Party as “confidential” at the time of disclosure. Failure to mark Confidential Information disclosed in writing hereunder as “Confidential” shall not cause the information to be considered non-confidential, with the burden on the disclosing Party to prove such information should have been known by a reasonable person with expertise on the subject matter, based on the nature of the information and the circumstances of its disclosure, to be Confidential Information, provided that the disclosing Party has otherwise made good faith efforts to clearly mark Confidential Information as such.

1.17 “Control” or “Controlled” means, with respect to any Patent Rights, Know-How or other intellectual property right, that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such Patent Rights, Know-How or intellectual property right and, in each case, has the ability to grant to the other Party a license, sublicense or access (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or arrangement with any Third Party.

1.18 “Cover” means, with respect to a given Product and Patent Right, that a Valid Claim of such Patent Right would, absent a license thereunder or ownership thereof, be infringed by the making, use, sale, offer for sale or importation of such Product, and for purpose of determining such infringement, considering Valid Claims of pending patent applications, such claims should be considered as if they have already been issued in accordance with the definition of Valid Claim.

1.19 “Current License” means any agreement (i) that Sangamo or its Affiliates has entered into with a Third Party prior to the Effective Date and (ii) pursuant to which Sangamo or its Affiliates have a license from such Third Party to any Licensed Technology or Licensed Companion Diagnostic Technology as of the Effective Date.

1.20 “Current Licensor” means any Third Party that is a party to a Current License.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.21 “Develop” or “Development” means all development activities for any Product, including conducting pre-clinical and clinical studies, manufacturing process development, and toxicology studies of a Product for use in clinical trials (including placebos and comparators), statistical analyses, and the preparation, filing and prosecution of any BLA for a Product, as well as all regulatory activities related to any of the foregoing, in each case prior to Marketing Approval.

1.22 “Dollar” means the U.S. dollar, and “$” shall be interpreted accordingly.

1.23 “EMA” means the European Medicines Agency or any successor entity thereto.

1.24 “Executive Officers” means, for Sangamo, the Chief Executive Officer or designee, and for Pfizer, the Chief Scientific Officer of the Rare Disease Research Unit, or designee, or the Global President, Rare Disease, or designee, provided in each case that such person is not a member of the JRC at the time that the applicable disagreement arises.

1.25 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.26 “Field” means the treatment of all human disease syndromes or medical conditions in humans, including but not limited to amyotrophic lateral sclerosis (“ALS”) and frontotemporal lobar degeneration (“FTLD”), and including the use of any related Companion Diagnostic Assay.

1.27 “Filing” of an IND or BLA means the acceptance by a Regulatory Authority of such IND or BLA for filing and review, if applicable, or otherwise the submission of such IND or BLA.

1.28 “First Commercial Sale” means, with respect to a particular Product and country of the Territory, the first sale of such Product by Pfizer or any of Pfizer’s Affiliates or Sublicensees to a Third Party in an Indication in the Field in such country after such Product has been granted Marketing Approval and, where necessary, Pricing Approval by the appropriate Regulatory Authority in such country.

1.29 “GAAP” means the U.S. generally accepted accounting principles, consistently applied.

1.30 “Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.31 “Government Official”, to be broadly interpreted, means (a) any elected or appointed government official (e.g., a member of a ministry of health), (b) any employee or person acting for or on behalf of a government official, Governmental Authority, or other enterprise performing a governmental function, (c) any political party, candidate for public office, officer, employee, or person acting for or on behalf of a political party or candidate for public office, and (d) any employee or person acting for or on behalf of a public international organization (e.g., the United Nations). For clarity, HCP employed by government-owned hospitals will be considered Government Officials.

1.32 “IND” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.33 “Indication” means a separate, defined, well-categorized class of human disease syndrome or medical condition for which a separate BLA or a supplement thereto may be filed.

1.34 “Initiate” or “Initiation” means, with respect to a clinical trial of a Product, the [ * ] in such clinical trial.

1.35 “Intellectual Property Rights” means any and all (a) Patent Rights, (b) proprietary rights in Know How, including trade secret rights, (c) proprietary rights associated with works of authorship and software, including copyrights, moral rights, and copyrightable works, and all applications, registrations, and renewals relating thereto, and derivative works thereof, (d) other forms of proprietary or intellectual property rights however denominated throughout the world, other than trademarks, service marks, trade names, domain names and other indicators of origin.

1.36 “Invention” means any invention, discovery, improvement, modification, process, method, assay, design, protocol, formula, data, know-how or trade secret, whether patentable, copyrightable or otherwise, that is discovered, generated, conceived or reduced to practice by or on behalf of a Party or its Affiliate or Sublicensee through activities conducted under this Agreement, including all rights, title and interest in and to the intellectual property rights therein and thereto.

1.37 “Joint Know-How” means any Know-How, whether or not patentable, excluding any Zinc Finger Research Program Know-How, made or created during the Term in connection with the work conducted under or in connection with this Agreement jointly by (a) Sangamo or any of its Representatives and (b) Pfizer or any of its Representatives.

1.38 “Joint Patent Right” means any Patent Right that claims or discloses any invention included in Joint Know-How.

1.39 “Joint Technology” means the Joint Know-How and the Joint Patent Rights.

1.40 “Know-How” means any information, including discoveries, improvements, modifications, processes, methods, assays, designs, protocols, formulas, data, inventions, know-how and trade secrets (in each case, patentable, copyrightable or otherwise), but excluding any Patent Rights.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.41 “Law” means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.42 “Lead Development Compound” means a Compound that satisfies the following criteria:

(a) [ * ];

(b) [ * ]; and

(c) [ * ].

Notwithstanding the foregoing, a Compound shall be deemed a “Lead Development Compound” if Pfizer elects, [ * ], to conduct any [ * ] study of a Product containing such Compound. Upon making such election (a) Pfizer shall provide Sangamo, prior to initiating such study, with written notice that it intends to conduct such study and (b) the first Development Milestone Event set forth in Section 5.2(a) shall be deemed achieved and payable. [ * ]; however, should Pfizer not conduct a [ * ] study of a Product [ * ], this Agreement will be deemed terminated pursuant to Section 8.2(a)].

1.43 “Licensed Companion Diagnostic Technology” means all Know-How and Patent Rights that are Controlled by Sangamo or its Affiliates as of the Effective Date or during the Term, including for the avoidance of doubt Sangamo’s interest in Joint Technology, that are necessary or useful for the development, manufacture, use, sale, offer for sale, importation or commercialization of Companion Diagnostic Assays in the Field in the Territory; provided, however, that for purposes of this definition:

(a) the Know-How and Patent Rights owned or Controlled by any Third Party that becomes an Affiliate of Sangamo after the Effective Date as a result of a Change of Control of Sangamo shall not be included in the Licensed Companion Diagnostic Technology unless Sangamo or its Affiliates use or develop such Know-How or Patent Rights in the performance of their activities under the Agreement; and

(b) notwithstanding the foregoing, Licensed Companion Diagnostic Technology shall not include:

(i) Excluded Upstream IP pursuant to Section 2.5(a);

(ii) Know-How and Patent Rights Controlled by Sangamo pursuant to [ * ] and [ * ];

(iii) Know-How and Patent Rights related to [ * ], including but not limited to [ * ];

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iv) Know-How and Patent Rights related to [ * ];

(v) Know-How and Patent Rights related to [ * ], including but not limited to [ * ] Know-How and Patent Rights Controlled by Sangamo pursuant to (1) [ * ], and (2) [ * ];

(vi) Know-How and Patent Rights related to [ * ]; and

(vii) Know-How and Patent Rights related to [ * ].

1.44 “Licensed Know-How” means the Know-How included in the Licensed Technology.

1.45 “Licensed Patents” means the Patent Rights included in the Licensed Technology. As of the Effective Date, the Patent Rights listed on Exhibit A are Licensed Patents.

1.46 “Licensed Technology” means all Know-How and Patent Rights that are Controlled by Sangamo or its Affiliates as of the Effective Date or during the Term, including, for avoidance of doubt, Sangamo’s interest in Joint Technology, that are necessary or useful for the Development, Manufacture, use, sale, offer for sale, importation or Commercialization of Products in the Field in the Territory; provided, however, that for purposes of this definition:

(a) the Know-How and Patent Rights owned or Controlled by any Third Party that becomes an Affiliate of Sangamo after the Effective Date as a result of a Change of Control of Sangamo shall not be included in the Licensed Technology unless Sangamo or its Affiliates use or develop such Know-How or Patent Rights in the performance of their activities under the Agreement; and

(b) notwithstanding the foregoing, Licensed Technology shall not include:

(i) Excluded Upstream IP pursuant to Section 2.5(a);

(ii) Know-How and Patent Rights Controlled by Sangamo pursuant to [ * ];

(iii) Know-How and Patent Rights related to [ * ], including but not limited to [ * ];

(iv) Know-How and Patent Rights related to [ * ]; and

(v) Know-How and Patent Rights related to [ * ], including but not limited to [ * ] Know-How and Patent Rights Controlled by Sangamo pursuant to (1) [ * ] and (2) [ * ].

1.47 “Major EU Countries” means [ * ] and “Major EU Country” means any of the foregoing countries.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.48 “Major Market Countries” means [ * ].

1.49 “Manufacture” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store a compound or product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in the Manufacture of a compound or product or any component thereof.

1.50 “Marketing Approval” means all technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of BLAs, supplements and amendments, pre- and post- approvals and labeling approvals) of any Regulatory Authority, necessary for the Commercialization of a Product in a given country or regulatory jurisdiction.

1.51 “Net Sales” means:

(a) with respect to a Product that is not a Combination Product, the gross receipts from sales by Pfizer and its Affiliates and Sublicensees of such Product to Third Parties in the Territory that is recorded as revenue by Pfizer or its Affiliate or Sublicensee according to such Person’s revenue recognition policies consistently applied, less in each case, to the extent actually incurred or allowed with respect to such Product, (i) bad debts actually incurred, (ii) sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts and any other adjustments, including those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers, chain pharmacies, mass merchandisers, staff model HMO’s, pharmacy benefit managers or other institutions, (iii) adjustments arising from consumer discount programs or other similar programs, (iv) customs or excise duties, sales tax, consumption tax, value added tax, and other taxes (except income taxes) or duties relating to sales of such Product, (v) any payment in respect of sales of such Product to the United States government, any state government or any foreign government, or to any other Governmental Authority, or with respect to any government-subsidized program or managed care organization, and (vi) freight and insurance (to the extent that Pfizer, its Affiliates or its Sublicensees bear the cost of freight and insurance for the Product); and

(b) with respect to sales in a particular country and Pfizer Quarter of a product containing a Product and one or more other therapeutically active ingredients, [ * ] (each a “Combination Product”), the percentage of the Net Sales in such country of such Combination Product (as determined in accordance with clause (a)) that is calculated as follows:

(i) if the Product and other therapeutically active ingredient(s) of such Combination Product are each sold separately in such country during such Pfizer Quarter, the fraction A/(A+B), where A is the average sale price of the Product as sold separately in such country and Pfizer Quarter and B is the average sale price of the other therapeutically active ingredient(s) in the Combination Product as sold separately in such country and Pfizer Quarter;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) if the Product is sold separately in such country and Pfizer Quarter, but the other therapeutically active ingredient(s) of such Combination Product are not sold separately in such country during such Pfizer Quarter, the fraction A/C, where A is the average sale price of the Product as sold separately in such country and Pfizer Quarter and C is the average sale price of the Combination Product in such country and Pfizer Quarter;

(iii) if the Product is not sold separately in such country and Pfizer Quarter, but the other therapeutically active ingredient(s) of such Combination Product are sold separately in such country during such Pfizer Quarter, the fraction the fraction [ * ], where B is the average sale price in such country and Pfizer Quarter of the other therapeutically active ingredient(s) of such Combination Product and C is the average sale price of the Combination Product in such country and Pfizer Quarter; and

(iv) if neither the Product nor the other therapeutically active ingredient(s) of such Combination Product are sold separately in such country during such Pfizer Quarter, the Parties shall in good faith determine such fraction by mutual agreement based on the relative contribution of the Product and the other active ingredient(s) in the Combination Product, and if the Parties fail to agree, the fraction will be determined by an independent expert agreed by the Parties, whose decision will be binding.

Net Sales will be determined from books and records maintained in accordance with GAAP, as consistently applied by Pfizer, its Affiliate or Sublicense, as applicable, with respect to sales of the Products. For clarity, Net Sales shall not include (i) sales of any Product made at or below cost under a compassionate use program, (ii) distribution of Samples of any Product, or (iii) donations of any Product, in each case by Pfizer, its Affiliates or Sublicensees.

1.52 “Party Specific Regulations” means all non-monetary judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement.

1.53 “Patent Rights” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing and (f) United States and foreign counterparts of any of the foregoing.

1.54 “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.55 “Pfizer Diligence Obligations” means Pfizer’s Development and Marketing Approval diligence obligations under Section 4.2(a) and Pfizer’s Commercialization diligence obligations under Section 4.2(b).

1.56 “Pfizer Quarter” means each of the four (4) thirteen (13) week periods (a) with respect to the United States, commencing on January 1 of any Pfizer Year and (b) with respect to any country in the Territory other than the United States, commencing on December 1.

1.57 “Pfizer Year” means the twelve month fiscal periods observed by Pfizer (a) commencing on January 1 with respect to the United States and (b) December 1 with respect to any country in the Territory other than the United States.

1.58 “Pivotal Trial” means a human clinical trial of a Product that either (a) would satisfy the requirements of 21 C.F.R. 312.21(c) or corresponding foreign regulations; or (b) is intended (as of the time the clinical trial is Initiated) to obtain sufficient data to support the Filing of a BLA for such Product (but may not include the data that may be necessary to support the Pricing Approval). Pivotal Trial may include (i) a clinical trial that is designed to satisfy the requirements of both 21 C.F.R. 312.21(b) and 21 C.F.R. 312.21(c) or corresponding foreign regulations (i.e., a Phase 2/3 trial), or (ii) a Phase 2 clinical trial that is [ * ] to satisfy the requirements of 21 C.F.R. 312.21(c) or to provide sufficient data to support the Filing of a BLA for such Product, in which case such Pivotal Trial shall be deemed to [ * ].

1.59 “Pricing Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

1.60 “Product” means any gene therapy product that [ * ], in each case in a formulation suitable for administration to patients. For clarity, [ * ].

1.61 “Regulatory Authority” means with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in granting Marketing Approvals for Products in such country, including the FDA, the EMA and any corresponding national or regional regulatory authorities.

1.62 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a pharmaceutical product other than Patent Rights, including orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, pediatric exclusivity, rights conferred in the United States under the Hatch-Waxman Act, the FDA Modernization Act of 1997 or the Biologics Price Competition and Innovation Act, or rights similar thereto outside the United States.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.63 “Regulatory Materials” means all regulatory applications, submissions, notifications, communications, correspondences, registrations, approvals and other filings made to, received from or otherwise conducted with a Regulatory Authority in order to develop, manufacture, or commercialize a Product in a particular country or jurisdiction. “Regulatory Materials” includes all INDs, BLAs and Marketing Approvals.

1.64 “Relevant Factors” means all relevant factors that may affect the Development, Marketing Approval, Pricing Approval or Commercialization of a Product, including (as applicable and without limitation): [ * ].

1.65 “Representatives” means (a) with respect to Pfizer, Pfizer, its Affiliates, its Sublicensees and each of their respective officers, directors, employees, consultants, contractors and agents and (b) with respect to Sangamo, Sangamo, its Affiliates and each of their respective officers, directors, employees, consultants, contractors and agents.

1.66 “Research Program Clinical Candidate Patent Right” means a Zinc Finger Research Program Patent Right that (a) is a Licensed Patent, which (b) [ * ] discloses, and claims or is intended to claim, a specific Compound (which may be a Compound that is being, or is to be, developed as a candidate compound or as a potential back-up to a candidate compound), or claims related thereto, [ * ] methods for expressing such Compound-encoding nucleic acids, a Product comprising a nucleic acid encoding a Compound, and methods of making, using or administering Products; provided that (i) all claims in such Patent Right recite at least one zinc finger protein intended to specifically bind C9ORF72, which for avoidance of doubt may be recitation of nucleic acid encoding such zinc finger protein, as an element in such claims and (ii) none of the claims cover (1) any [ * ] or (2) the [ * ]. For avoidance of doubt, Research Program Clinical Candidate Patent Rights may include [ * ], provided all such claims recite at least one zinc finger protein intended to specifically bind C9ORF72.

1.67 “Research Program Know-How” means any and all Know-How, whether or not patentable, (a) made solely by or on behalf of a Party or its representatives in the conduct of activities under the Research Plan or (b) made jointly by or on behalf of (i) Sangamo or its representatives, and (ii) Pfizer or its representatives, in the conduct of activities under the Research Plan.

1.68 “Research Program Patent Rights” means any Patent Rights claiming or disclosing any invention included in Research Program Know-How.

1.69 “Research Program Technology” means Research Program Know-How and Research Program Patent Rights.

1.70 “Reversion Technology” means, as of the effective date of termination of this Agreement and with respect to a Continuation Product, (a) any Know-How of Pfizer that was invented, discovered, developed, or used during the Term and in connection with Pfizer’s or its Affiliates’ activities under the Agreement and (b) any Patent Right of Pfizer if and solely to the extent such Patent Right of Pfizer claims any Know-How of Pfizer described in clause (a) above, in each case of clause (a) and (b) to the extent actually used by Pfizer to Develop, Commercialize or Manufacture such Continuation Product as of the time of termination.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.71 “Samples” means units of a Product which are not intended to be sold or traded, which are intended to be distributed to authorized healthcare professionals, and which are intended to promote the sale of such Product in accordance with 21 C.F.R. Part 203(d), or any successor provisions to such laws and regulations or in accordance with Applicable Law in any non-U.S. jurisdiction where such Product units are to be distributed.

1.72 “Sangamo Patent Rights” means any Licensed Patents that are not Research Program Patent Rights.

1.73 “Sangamo Third Party Agreement” means any agreement between Sangamo (or any of its Affiliates) and any Third Party (such Third Party, a “Third Party Licensor”) under which such Third Party grants Sangamo a license under any of the Licensed Technology or Licensed Companion Diagnostic Technology, including Upstream Licenses. For clarity, the Sangamo Third Party Agreements consist of the Current Licenses and the Upstream Licenses, and all Current Licensors shall be deemed Third Party Licensors hereunder.

1.74 “Sublicensee” means (a) with respect to Pfizer, any Person to whom Pfizer grants or has granted, directly or indirectly, a sublicense of rights licensed by Sangamo to Pfizer under this Agreement or (b) with respect to Sangamo, any Person to whom Sangamo grants or has granted, directly or indirectly, a sublicense of rights licensed by Pfizer to Sangamo under the Agreement.

1.75 “Territory” means worldwide.

1.76 “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.77 “United States” or “U.S.” means the United States of America, including its territories and possessions.

1.78 “Upstream Licensor” means any licensor of an Upstream License.

1.79 “Valid Claim” means, with respect to a particular country and Product (a) a claim of an issued and unexpired Patent Right in the Licensed Technology, Research Program Technology or Joint Technology that (i) has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and (ii) that has not been canceled, withdrawn, abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a claim of a pending patent application that has not been cancelled, withdrawn, abandoned or finally rejected by an administrative agency action from which no appeal can be taken, provided that any claim in any patent application pending for more than [ * ] from the earliest date on which such claim claims priority shall not be considered a Valid Claim for purposes of the Agreement from and after such [ * ] date unless and until a patent containing such claim issues from such patent application and solely if such patent issues while another Valid Claim Covers the relevant Product in the relevant country.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.80 “Zinc Finger Research Program Know-How” means Research Program Know-How that relates 1) to zinc finger proteins, or 2) to improvements to proprietary elements contained in a zinc finger expression cassette disclosed, provided, or used by Sangamo under the Research Program, and which are not improvements to proprietary Pfizer expression cassette elements disclosed, provided, or used by Pfizer under the Research Program.

1.81 “Zinc Finger Research Program Patent Rights” means any Patent Rights claiming or disclosing any invention included in Zinc Finger Research Program Know-How.

1.82 “Zinc Finger Protein Research Technology” means Zinc Finger Research Program Know-How and Zinc Finger Research Program Patent Rights.

1.83 Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”, (c) the word “will” will be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Exhibits will be construed to refer to Sections or Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), and (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 2

LICENSES; EXCLUSIVITY

2.1 Licenses to Pfizer.

(a) License Grants. Subject to the terms and conditions of this Agreement (including Sangamo’s retained rights), effective as of the Effective Date and in each case without limiting any other license (or sublicense) granted under this Agreement, Sangamo hereby grants, and will cause its Affiliates to hereby grant, to Pfizer:

(i) an exclusive (even as to Sangamo and its Affiliates except as provided in Section 2.1(c)), royalty-bearing license (or, to the extent any Licensed Technology is Controlled by Sangamo or its Affiliates pursuant to a Sangamo Third Party Agreement, a sublicense), with the right to sublicense solely as provided in Section 2.1(b), under the Licensed Technology, to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit Products in the Field in the Territory; and

(ii) a fully paid and royalty-free (except to the extent that any payments are owed to any Upstream Licensor with respect to the practice of a sublicense granted pursuant to this subsection (ii)), worldwide, non-exclusive license (or sublicense, as applicable), with the right to sublicense solely as provided in Section 2.1(b), under the Licensed Companion Diagnostic Technology, to use, have used, develop, have developed, make, have made, sell, have sold, offer for sale, import, export, and otherwise exploit Companion Diagnostic Assays for (A) use in [ * ] and (B) otherwise for use in connection with the Product in the Field. Notwithstanding any provision to the contrary in this Agreement, the license granted under this Section 2.1(a)(ii) hereof shall be, as of the completion of the Research Term (unless this Agreement has been terminated as contemplated in (X) Section 5.1 because no Compounds have been identified as of such completion date or (Y) Section 1.42 because no Lead Development Compound has been identified as of such completion date), perpetual and irrevocable and shall survive expiration or any other termination of this Agreement.

(b) Sublicenses.

(i) Subject to the terms and conditions of this Agreement and the applicable Sangamo Third Party Agreements, Pfizer may grant to its Affiliates or Third Parties (through one or more tiers) sublicenses under the licenses granted by Sangamo to Pfizer under Sections 2.1(a)(i) and 2.1(a)(ii) upon written notice to Sangamo; provided that Pfizer shall remain responsible for the performance of all of its Sublicensees to the same extent as if such activities were conducted by Pfizer, and shall remain responsible for any payments due hereunder with respect to activities of any Sublicensees.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) Pfizer shall provide Sangamo with a copy of each executed sublicense agreement within [ * ] after execution thereof (excluding any such agreement under which Pfizer grants a sublicense to an Affiliate or solely to conduct Development or Manufacturing on behalf of Pfizer or its Affiliate, unless Sangamo is obligated to provide such copy to a Third Party Licensor in which case Sangamo will obtain the written consent from Pfizer, not to be unreasonably withheld, prior to entering into such license which would obligate Sangamo to provide such copy), which shall be treated by Sangamo as Pfizer’s Confidential Information, provided that to the extent required by any Sangamo Third Party Agreement, Sangamo shall be permitted to provide a confidential copy to the applicable Third Party Licensor. Prior to providing a copy of such sublicense agreement to Sangamo, Pfizer may (unless otherwise required by a Sangamo Third Party Agreement and Sangamo has received Pfizer’s prior written consent) redact certain terms of any such sublicense agreement to the extent not pertinent to an understanding of a Party’s obligations or benefits under this Agreement or a verification of compliance with the requirements of this Agreement.

(c) Retained Rights for Exclusive Licenses. Notwithstanding the exclusive license granted by Sangamo to Pfizer under Section 2.1(a)(i), Sangamo retains the rights under the Licensed Technology to perform its obligations and to exercise its rights under this Agreement, whether directly or through one or more subcontractors.

(d) Sangamo Third Party Agreements. The licenses granted to Pfizer in Section 2.1(a) include sublicenses under Licensed Technology or Licensed Companion Diagnostic Technology licensed to Sangamo pursuant to the Sangamo Third Party Agreements, which sublicenses are subject to the terms of such Sangamo Third Party Agreements. The Sangamo Third Party Agreements in effect as of the Effective Date are listed on Exhibit F and the applicable terms in such Sangamo Third Party Agreements are set forth on Schedule 2.1(d), which may be amended by mutual agreement of the Parties for Sangamo Third Party Agreements entered into after the Effective Date. Pfizer acknowledges and agrees to be bound by such terms, and agrees not to take or fail to take any action that would cause Sangamo to be in breach of any Sangamo Third Party Agreement, subject to Sangamo’s compliance with Section 2.7(a). Pfizer acknowledges that certain of the licenses granted to Sangamo under the Sangamo Third Party Licenses are non-exclusive, and that Pfizer’s license pursuant to Section 2.1(a)(i) with respect to the relevant Licensed Technology are exclusive only with respect to Sangamo, and not with respect to its licensor.

2.2 Reciprocal Non-Exclusive Research License for Disclosed Know-How and Confidential Information. Subject to any pre-existing exclusive license grants to Third Parties as of the Effective Date, and excluding any license whose grant or practice would cause Sangamo to be in breach of any exclusivity obligation to any Third Party existing as of the Effective Date, and without limiting any other license granted to either Party under this Agreement:

(a) Pfizer hereby grants and shall cause its Affiliates to hereby grant to Sangamo a non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up, worldwide license, with the right to sublicense to Sangamo’s Affiliates, to use for research purposes (which excludes [ * ]) all Know-How and Confidential Information of Pfizer that is (i) Controlled by Pfizer or its Affiliates and (ii) disclosed to Sangamo or its Affiliates pursuant to this Agreement during the Term; provided that nothing in this Section 2.2(a) shall give Sangamo or its Affiliates any right to practice under any Patent Right owned or Controlled by Pfizer or its Affiliates.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Sangamo hereby grants and shall cause its Affiliates to hereby grant to Pfizer a non-exclusive, irrevocable, perpetual, royalty-free, fully paid-up, worldwide license, with the right to sublicense to Pfizer Affiliates, to use for research purposes (which excludes [ * ]) all Know-How and Confidential Information of Sangamo that is (i) Controlled by Sangamo or its Affiliates and (ii) disclosed to Pfizer or its Affiliates pursuant to this Agreement during the Term; provided that nothing in this Section 2.2(b) shall give Pfizer or its Affiliates any right to practice under any Patent Right owned or Controlled by Sangamo or its Affiliates.

2.3 No Implied Licenses; Negative Covenant. Except as expressly set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patent Rights, Know-How, or other intellectual property owned or controlled by the other Party. Neither Party shall, nor shall permit any of its Affiliates or Sublicensees to, practice any Patent Rights or Know-How licensed to it by the other Party outside the scope of the license granted to it under this Agreement, provided that, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including but not limited to this Section 2.3) shall be deemed to prevent or restrict in any way the ability of a Party or its Affiliates to conduct any activities in the Territory, which activities would be allowed under any safe harbor, research exemption, government or executive declaration of urgent public health need, or similar right available in law or equity if conducted by a Third Party.

2.4 Exclusivity.

(a) Exclusivity Obligations. Subject to Section 2.4(c), during the [ * ], Sangamo and Pfizer shall not, by itself or with or through any Affiliate or Third Party (including through the grant of a license to a Third Party) research, develop, manufacture or commercialize any zinc finger binding protein that specifically binds to C9ORF72 (“Competing Program”), except for the research, development, manufacture and commercialization of Products in accordance with this Agreement.

(b) Exception. Notwithstanding Section 2.4(a), if a Third Party becomes an Affiliate of a Party during the exclusivity period set forth in Section 2.4(a) through merger, acquisition, consolidation or other similar transaction and such new Affiliate, as of the effective date of such transaction, is engaged, or has a then-existing plan to engage, in the conduct of a Competing Program, then:

(i) If such transaction results in a Change of Control of such Party, then such new Affiliate shall have the right to continue such Competing Program and such continuation shall not constitute a breach by such Party of its exclusivity obligation set forth in Section 2.4(a), provided that such new Affiliate conducts such Competing Program independently of the activities under this Agreement and does not use any Licensed Technology, Licensed Companion Diagnostic Technology, or the Confidential Information of the other Party in the conduct of such Competing Program.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) If such transaction does not result in a Change of Control of such Party, then such Party and its new Affiliate shall have [ * ] from the closing date of such transaction to wind down or divest such Competing Program, and its new Affiliate’s conduct of such Competing Program during such [ * ] period shall not constitute a breach by such Party of its exclusivity obligations set forth in Section 2.4(a), provided that such new Affiliate conducts such Competing Program during such [ * ] period independently of the activities under this Agreement and does not use any Licensed Technology, Licensed Companion Diagnostic Technology, or the Confidential Information of the other Party in the conduct of such Competing Program.

(c) Early Termination. If this Agreement is terminated prior to the expiration of each Party’s exclusivity obligations as set forth in Section 2.4(a), then:

(i) If this Agreement is terminated by Pfizer during the Research Term pursuant to Section 8.2(b), Pfizer’s exclusivity obligations hereunder shall terminate upon the [ * ] and Sangamo’s exclusivity obligations hereunder shall terminate upon the [ * ].

(ii) If this Agreement is terminated by Sangamo during the Research Term pursuant to Section 8.2(b), Sangamo’s exclusivity obligations hereunder shall terminate upon the [ * ] and Pfizer’s exclusivity obligations hereunder shall terminate upon the [ * ].

(iii) If this Agreement is terminated as contemplated in (A) Section 5.1 because no Compounds have been identified as of the completion of the Research Term or (B) Section 1.42 because no Lead Development Compound has been identified as of the completion of the extended Research Term, then in either case (A) or (B) each Party’s exclusivity obligations hereunder shall terminate on the [ * ], provided that in the case of (A) that, if before the [ * ] Sangamo identifies a zinc finger protein that had such zinc finger protein been identified during the Research Term it would have been a Compound, Sangamo shall provide Pfizer with prompt written notice and the Parties shall in good faith negotiate entering into an agreement under substantially similar terms as this Agreement, [ * ], to allow for Pfizer to further research, develop and commercialize such zinc finger protein or a derivative thereof isolated by Sangamo pursuant to the new agreement.

(iv) If this Agreement is terminated by Pfizer for any other reason, each Party’s exclusivity obligations hereunder shall terminate upon the [ * ].

2.5 Upstream Licenses. If, during the Term, Sangamo obtains Control of any intellectual property rights that are owned or controlled by a Third Party and that are necessary or useful for the Development, Manufacture, use, sale, offer for sale, importation or Commercialization of any Compound in the Field in the Territory, then Sangamo shall notify Pfizer in writing, including a description of such intellectual property rights, if they have been non-exclusively (“Non-Exclusive Upstream License”) or exclusively (“Exclusive Upstream

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

License”) licensed and, with respect to such non-exclusively licensed intellectual property rights, of any payments that would be due as a result of the grant, maintenance or exercise of a sublicense to Pfizer under such intellectual property rights and a reasonable allocation (based on the scope of the license relative to the scope of the sublicense to Pfizer and provided that Sangamo disclose all the other relevant facts used by Sangamo to determine said reasonable allocation) of any other amounts payable under such license agreement that do not result solely from activities with respect to a particular product or entity (e.g., upfront fees or annual license fees). Each Non-Exclusive Upstream License for which Pfizer agrees to reimburse Sangamo for payments thereunder pursuant to Section 2.5(a), and each Exclusive Upstream License, will be an “Upstream License”.

(a) Non-Exclusive Upstream Licenses. If within [ * ] after the receipt of such notice regarding a Non-Exclusive Upstream License, Pfizer agrees in writing to reimburse Sangamo for all payments due under such license as described above in this Section 2.5, then such intellectual property rights shall be included in the Licensed Technology and sublicensed to Pfizer under the terms and conditions of this Agreement (which sublicense shall be subject and subordinate to the terms and conditions of the Upstream License), and the agreement pursuant to which Sangamo obtained Control of such intellectual property rights shall become an Upstream License under this Agreement. If Pfizer does not agree in writing within such [ * ] to reimburse Sangamo for all such payments, then such intellectual property rights shall be deemed “Excluded Upstream IP” and shall be excluded from the Licensed Technology, and the agreement pursuant to which Sangamo obtains Control of such intellectual property rights shall not be included in the Upstream Licenses. For avoidance of doubt, should Pfizer secure a license to any Excluded Upstream IP, [ * ] would apply.

(b) Exclusive Upstream Licenses. If Sangamo obtains an Exclusive Upstream License, such exclusively licensed intellectual property rights shall be included in the Licensed Technology and sublicensed to Pfizer under the terms and conditions of this Agreement (which sublicense shall be subject and subordinate to the terms and conditions of the Upstream License), and the agreement pursuant to which Sangamo obtains Control of such intellectual property rights shall automatically become an Upstream License under this Agreement.

(c) Information. Pfizer shall (i) provide Sangamo, in a timely manner as necessary for Sangamo to comply with its obligations under each Sangamo Third Party Agreement, with all information needed in order to determine the requirement to make, and the amount of, any payment thereunder, to the extent resulting from the grant, maintenance or exercise of a sublicense to Pfizer and (ii) promptly (but in no event later than [ * ] after Sangamo’s submission of an invoice therefor) reimburse Sangamo for the full amount of each such payment under a Non-Exclusive Upstream License; provided Sangamo has provided Pfizer the information required under this Section 2.5 and any other information necessary for Pfizer to comply with any payment obligations and in the case of clause (ii), Pfizer has agreed under Section 2.5(a) to make such payments.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.6 Direct Licenses to Affiliates. Pfizer may, from time to time, request that Sangamo grant licenses or sublicenses, to the Licensed Technology or Licensed Companion Diagnostic Technology and of the same or narrowed scope as the licenses granted to Pfizer pursuant to Section 2.1(a), directly to Affiliates of Pfizer by giving written notice, upon receipt of which Sangamo agrees to enter into and sign a separate direct license or sublicense agreement with such designated Affiliate of Pfizer. All such direct license or sublicense agreements will be consistent with the terms and conditions of this Agreement, except for such modifications as may be required by applicable Laws in the country in which the direct license or sublicense will be exercised (excluding any such modifications that would require Sangamo to grant additional rights or take on additional obligations beyond what is set forth in this Agreement without any such modifications). The Parties further agree to make any amendments to this Agreement that are necessary to conform the combined terms of such direct licenses or sublicenses and this Agreement to the terms of this Agreement as set forth on the Effective Date. In connection with any such direct license, Sangamo may require that Pfizer guarantee the performance of its Affiliate. All reasonable costs of making such direct license or sublicense agreement(s) or amending this Agreement, including Sangamo’s reasonable attorneys’ fees, under this Section 2.6 will be borne by Pfizer and reimbursed to Sangamo within [ * ] of Sangamo’s invoice therefor.

2.7 Sangamo Third Party Agreements.

(a) Maintenance of Sangamo Third Party Agreements. Sangamo will maintain in full effect and will perform all of its obligations in a timely manner under each of the Sangamo Third Party Agreements. Absent Pfizer’s prior written consent (which may be provided, conditioned or withheld in Pfizer’s sole discretion), Sangamo will not terminate, modify or amend any Sangamo Third Party Agreements in any manner that would (i) adversely affect any of the rights granted to Pfizer under this Agreement, (ii) impose any obligations upon Pfizer hereunder that are in addition to those obligations that exist under this Agreement based on the Current Licenses as they exist on the Effective Date or each Upstream License as it exists when it becomes an Upstream License pursuant to Section 2.5 or (iii) adversely affect Sangamo’s ability to perform its obligations under this Agreement. Further, Sangamo will not take any action or omit to take any action that would cause it to be in material breach of any Sangamo Third Party Agreements or that would give rise to a right of any Third Party Licensor to terminate the applicable Sangamo Third Party Agreements.

(b) Communications and Performance. Notwithstanding anything to the contrary in this Agreement, Sangamo will facilitate any communications between Pfizer and any Third Party Licensor required for Pfizer to exercise the rights granted to it pursuant to this Article 2 and will use Commercially Reasonable Efforts to cause each applicable Third Party Licensor to perform all of its obligations under the applicable Sangamo Third Party Agreement that are necessary to effectuate the rights granted to Pfizer under this Agreement.

(c) Breach of Sangamo Third Party Agreement. If Sangamo receives notification from the applicable Third Party Licensor of any actual or potential breach by Sangamo, or otherwise becomes aware of its breach, of any Sangamo Third Party Agreement, which breach if uncured could give rise to the termination of the applicable Sangamo Third Party Agreement, then Sangamo will promptly notify Pfizer of such breach, such notice to include a

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

copy of the notification (if any) received from such Third Party Licensor. To the extent that any act or omission on the part of Pfizer is the cause of such breach of a Sangamo Third Party Agreement, Pfizer will take all actions and provide Sangamo with all cooperation necessary to cure such breach, in each case as reasonably requested by Sangamo and at Pfizer’s sole cost and expense. To the extent that Pfizer is not the cause of such breach of a Sangamo Third Party Agreement, Sangamo will have the first opportunity to cure such breach in accordance with a plan to be mutually agreed upon by the Parties in writing, acting reasonably (each, a “Cure Plan”). If (a) Sangamo does not use diligent efforts to cure such breach pursuant to the applicable Cure Plan or (b) Sangamo is unable to cure such breach in accordance with the applicable Cure Plan or it becomes reasonably apparent that Sangamo will not be able to cure such breach pursuant to the applicable Cure Plan, in each case during the applicable cure period, then Pfizer may, at its election and in its sole discretion, act reasonably to cure such breach and Sangamo will take all actions and provide Pfizer with all cooperation to cure such breach, in each case as reasonably requested by Pfizer. Further, if Pfizer is not the cause of such breach, then Sangamo will, at Pfizer’s sole election, (i) reimburse Pfizer for all reasonable out-of-pocket costs and expenses incurred by or on behalf of Pfizer or any of its Representatives in connection with curing such breach; or (ii) permit Pfizer to offset any such reasonable out-of-pocket costs and expenses incurred by or on behalf of Pfizer or any of Pfizer’s Representatives in connection with curing such breach against Pfizer’s future payment obligations to Sangamo (or any of its successor or assigns) under this Agreement.

(d) Termination of any Sangamo Third Party Agreement. In the event that any Sangamo Third Party Agreement is terminated by the applicable Third Party Licensor and this Agreement, as of the effective date of such termination, has not otherwise been terminated in its entirety, Pfizer, to the extent permitted by such Sangamo Third Party Agreement (or if not permitted or addressed in such Sangamo Third Party Agreement, to the extent permitted by the applicable Third Party Licensor), will have the right, at Pfizer’s election, to convert the sublicenses granted under this Agreement by Sangamo to Pfizer under the Licensed Technology licensed to Sangamo pursuant to such Sangamo Third Party Agreement to a direct license from the applicable Third Party Licensor to Pfizer on the terms and conditions contained in such Sangamo Third Party Agreement (with Pfizer assuming the applicable obligations of Sangamo thereunder) or such other terms and conditions as may be negotiated by Pfizer and the applicable Third Party Licensor. In the event Pfizer enters into any such direct license with a Third Party Licensor, Sangamo will, at Pfizer’s sole election, (i) reimburse Pfizer for all reasonable out-of-pocket costs and expenses incurred by or on behalf of Pfizer or any of its Representatives in connection with entering into and exercising its rights or performing under such direct license to the extent that Sangamo would have borne such costs if the applicable Sangamo Third Party Agreement had not been terminated; or (ii) permit Pfizer to offset any such reasonable out-of-pocket costs and expenses (to the extent not reimbursed pursuant to clause (i) above) incurred by or on behalf of Pfizer or any of Pfizer’s Representatives in connection with entering into and exercising its rights or performing under such direct license to the extent that Sangamo would have borne such costs if the applicable Sangamo Third Party Agreement had not been terminated, against Pfizer’s future payment obligations to Sangamo (or any of its successor or assigns) under this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e) Consents and Waivers. In the event that any provision in any Sangamo Third Party Agreement which conflicts with this Agreement or adversely impacts the activities contemplated under this Agreement comes to the attention of either Sangamo or Pfizer, then either the Parties will (i) in Pfizer’s sole discretion, amend this Agreement to avoid such conflict or (ii) Sangamo, in consultation with Pfizer, will use Commercially Reasonable Efforts to obtain any and all additional required consents or waivers from the applicable Third Party Licensor(s) which may be necessary to align the conflicting provision(s) of the applicable Sangamo Third Party Agreement with this Agreement and to permit the activities contemplated by this Agreement. Notwithstanding the foregoing, Sangamo shall not have any obligation to obtain or attempt to obtain any rights to file, prosecute, maintain, enforce, defend or extend any Patent within the Licensed Technology that is non-exclusively licensed to Sangamo pursuant to a Sangamo Third Party Agreement.

2.8 Right of Reference. Sangamo hereby grants to Pfizer, its Affiliates and its Sublicensees a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any analogous Law recognized outside of the United States), to all regulatory filings Controlled by Sangamo or its Affiliates that relate to any Compound or Product, solely for purposes of Developing, Manufacturing and Commercializing Products in the Field in the Territory, and Sangamo will provide a signed statement to this effect, if requested by Pfizer, in accordance with 21 C.F.R. § 314.50(g)(3) (or any analogous Law outside of the United States).

2.9 Initial Data Transfer. Within a reasonable time not to exceed [ * ] following the Effective Date, Sangamo will disclose to Pfizer true, accurate and complete copies of all Licensed Know-How, in each case to the extent developed by Sangamo on or prior to the Effective Date and in such format as Pfizer may reasonably request (including by download of digital files to a secure website or e-room designated and controlled by Pfizer).

2.10 Continuing Disclosure and Knowledge Transfer. On a [ * ] basis, or more frequently at the reasonable request of Pfizer during the Term, Sangamo, to the extent not previously provided to Pfizer, will provide to Pfizer a written summary of all Licensed Technology other than Research Program Technology developed by Sangamo or that otherwise comes into the Control of Sangamo. Further, Sangamo will make appropriate personnel available to Pfizer at reasonable times and places and upon reasonable prior notice for the purpose of assisting Pfizer to understand and use the Licensed Technology in connection with Pfizer’s Development of Compounds and Products.

ARTICLE 3

RESEARCH PLAN

3.1 Scope of Research and Research Plan. Beginning on the Effective Date and ending on the third anniversary thereof, unless extended to the fourth anniversary pursuant to Section 1.42 (the “Research Term”), Pfizer and Sangamo will collaborate to conduct research to identify, screen and evaluate Compounds in accordance with a research plan as set forth on Exhibit B (the “Research Plan”) and the terms and conditions set forth in this Article 3.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.2 Allocation of Responsibilities.

(a) General. Each Party will use Commercially Reasonable Efforts to perform its obligations under the Research Plan in a professional and timely manner. Further, each Party will perform its obligations under the Research Plan in compliance with all Laws applicable to its activities under the Research Plan.

(b) Sangamo Research Obligations; Subcontractors. Sangamo will devote a total of [ * ] full-time equivalents of qualified personnel over the course of the Research Term to conduct Sangamo’s activities under the Research Plan, each of whom will devote his or her allocated efforts performing such other activities as may be required under the Research Plan. Sangamo will not subcontract any of its responsibilities under the Research Plan without Pfizer’s prior written consent; provided that any subcontractors expressly identified in the Research Plan to conduct specific activities thereunder shall be deemed to have received such consent from Pfizer. Sangamo shall be responsible for the management of all permitted subcontractors. The engagement by Sangamo or its Affiliate of any subcontractor in compliance with this Section 3.2(b) shall not relieve Sangamo of its obligations under this Agreement or the Research Plan. Any agreement between Sangamo or its Affiliate and a permitted subcontractor pertaining to the Research Plan activities shall be consistent with the provisions of this Agreement including (i) an obligation to assign all intellectual property rights generated during its performance of such Research Plan to Sangamo and (ii) terms and conditions under which such Third Party is obligated to preserve the confidentiality of any Confidential Information of Pfizer received by such Third Party from Sangamo that are at least as restrictive as those described in Article 7. Furthermore, unless otherwise agreed by Pfizer in writing, prior to or at the time of engagement of any subcontractor to perform any obligations hereunder, Sangamo or its Affiliate shall cause such subcontractor to agree in writing to be bound by terms providing for Pfizer rights no less favorable to Pfizer than the rights granted to Pfizer in this Agreement.

(c) Sangamo Personnel Matters. Sangamo acknowledges and agrees that it is solely responsible for the compensation of its personnel assigned to the Research Plan, and shall be responsible for withholding all national, state, local or other applicable taxes and similar items for such personnel. Sangamo also shall be responsible for all other employer related obligations with respect to such personnel, including providing appropriate insurance coverage and employee benefits, and making all other deductions required by law affecting the gross wages of each employee. Sangamo personnel assigned to the Research Plan activities are not nor shall they be deemed to be employees of Pfizer.

(d) Oversight of Research Activities. The JRC will oversee and retain final decision making authority with respect to all research activities performed under this Agreement, in accordance with the terms of this Agreement. Without limiting the foregoing, the JRC will oversee the evaluation of all Compounds identified by Sangamo and will provide feedback and guidance to Sangamo regarding such Compounds.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e) Disclosure and Knowledge Transfer Obligations. Without limiting Sangamo’s obligations pursuant to Section 2.9, Section 2.10, and Section 3.2(b), during the Research Term:

(i) the Parties shall meet [ * ], so that each Party may furnish to the other a presentation describing the data related to the Compounds and Products developed by such Party in connection with the Research Plan, in each case in such format as the Parties may reasonably agree (including by download of digital files to a secure website or e-room designated and controlled by Pfizer);

(ii) in addition to the [ * ] meetings specified in (i), the selected personnel of the Parties shall have calls on a more frequent ad hoc basis for scientific discussion, including discussions related to the development of assays at Pfizer and the transfer of such assays to Sangamo for use under the Research Program;

(iii) Sangamo shall furnish Pfizer complete copies of data generated by Sangamo, if any, pursuant to the [ * ] assays in work package 1 for the up to [ * ] Compounds to be delivered by Sangamo to Pfizer pursuant to the Research Plan, and all assays in work packages 2 and 3 of the Research Plan;

(iv) to the extent provided in the Research Plan, Sangamo shall disclose and provide to Pfizer research grade samples of or nucleic acid sequences of each zinc finger protein identified by Sangamo as a potential Lead Development Compound within a commercially reasonable period not to exceed [ * ] of the discovery of each such zinc finger protein;

(v) each party shall promptly notify the other Party of any suspected or actual research misconduct, issues pertaining to data integrity or any other information that could reasonably signify or result in a lack of confidence in the accuracy or collection methods of data, each as such may relate to the activities being conducted under the Research Plan; and

(vi) Sangamo shall provide Pfizer with all reasonable assistance necessary or desirable (1) to effect the timely and orderly transfer of Licensed Technology to Pfizer for Pfizer’s use under the Research Plan, and (2) to effect the timely and orderly transfer of Licensed Technology and Compounds to Pfizer in order to enable Pfizer to perform its obligations under the Research Plan.

(f) Modifications. Pfizer and its Representatives shall not modify the amino acid sequence of any Compound without the prior written consent of Sangamo. For clarity, Pfizer and its Representatives may modify the nucleic acid sequence encoding a Compound, provided that such modification does not modify the amino acid sequence of such Compound, without the prior written consent of Sangamo.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.3 Research Governance.

(a) Collaboration Management.

(i) Program Directors. Each Party will appoint a program director to oversee all activities conducted under the Research Plan (each, a “Program Director” and together the “Program Directors”). Each Party may change its designated Program Director at any time upon written notice to the other Party. The Program Directors will coordinate the efforts of their respective Party in conducting activities under the Research Plan.

(ii) Alliance Managers. Each Party will appoint a single individual to act as the primary point of contact between the Parties to support the activities under the Research Plan (the “Alliance Managers”). Each Party may change its designated Alliance Manager at any time upon written notice to the other Party. The Alliance Managers will:

(1) use good faith efforts to attend (either in person or by telecommunications) all meetings of the JRC, but will be non-voting members at such meetings; and

(2) be the first point of referral for all matters of conflict resolution, and bring disputes to the attention of the JRC in a timely manner.

(b) Joint Research Committee.

(i) Composition. Within [ * ] after the Effective Date, the Parties will establish a Joint Research Committee, comprised of [ * ] representatives of Sangamo (including the Program Director for Sangamo) and [ * ] representatives of Pfizer (including the Program Director for Pfizer). The JRC representatives for each of Pfizer and Sangamo will be referred to herein as the “Pfizer JRC Members” and the “Sangamo JRC Members,” respectively. Each Party may replace its representatives to the JRC at any time upon notice to the other Party, provided that at all times an equal number of representatives from each Party are appointed to the JRC. Each Party may invite non-voting employees and consultants to attend meetings of the JRC. All members of the JRC and any invitees of either Party described above will agree in writing to be bound to obligations of confidentiality and assignment of inventions no less restrictive than those that bind the Parties under this Agreement.

(ii) Committee Chair. The JRC will be chaired by a Pfizer JRC Member (the “JRC Chair”). Pfizer may replace the JRC Chair at any time upon notice to Sangamo. The responsibilities of the JRC Chair will be:

(1) to notify each Party at least [ * ] in advance of each JRC meeting;

(2) to collect and organize agenda items for each JRC meeting; and

(3) to prepare the written minutes of each JRC meeting and circulate such minutes for review and approval by the Parties, and identify action items to be carried out by the Parties.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iii) Meetings. During the Research Term, the JRC will meet on a [ * ] basis (or less or more frequently as the JRC so determines), either in-person or by audio or video teleconference. Meetings of the JRC will occur at such times and places as mutually agreed by the Parties; provided, however, that no more than [ * ] in-person meetings will be required in any Calendar Year. Any sub-committees or working groups established in accordance with Section 3.3(b)(iv)(4) may meet via audio or video teleconference on a regular basis and in-person at such times and places as the Parties may agree. Meetings of the JRC will only occur if at least one representative of each Party is present at the meeting or participating by teleconference or videoconference. Each Party will be responsible for, and will not be entitled to any reimbursement from the other Party with respect to, any and all personnel costs or expenses (including travel expenses) which are incurred by or on behalf of its personnel in connection with participation in any JRC meetings or sub-committee or working group meetings, or any other travel required to be undertaken by either Party’s personnel in connection with the performance of the Agreement. The Parties will endeavor to schedule meetings of the JRC at least [ * ] in advance. The JRC Chair will use good faith efforts to (i) prepare and circulate to Sangamo each JRC meeting agenda no later than [ * ] prior to the scheduled date for each JRC meeting and (ii) circulate for review and approval by Sangamo written minutes of each JRC meeting within [ * ] after such meeting. The Parties will agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JRC.

(iv) Responsibilities. The JRC will coordinate and provide operational and strategic oversight of the activities to be performed under the Research Plan by each Party and, within such scope will:

(1) monitor and assess the progress of activities under the Research Plan;

(2) revise and approve any revision to the Research Plan;

(3) identify potential Compounds;

(4) form such other committees and sub-committees as the JRC may deem appropriate, provided that such committees and sub-committees may make recommendations to the JRC but may not be delegated JRC decision-making authority;

(5) address such other matters relating to the activities of the Parties under the Research Plan as either Party may bring before the JRC, including any matters that are expressly for the JRC to decide as provided in this Agreement; and

(6) attempt to resolve any disputes between the Parties with respect to the performance of activities under the Research Plan on an informal basis, subject to Section 3.3(b)(v).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(v) Decision-making. Notwithstanding the number of Pfizer JRC Members or Sangamo JRC Members, each Party will have one (1) vote, and the JRC will make decisions on a unanimous basis. The JRC will use good faith efforts to reach agreement on any and all matters properly brought before it and within the scope of JRC’s responsibility. If, despite such good faith efforts, the JRC is unable to reach unanimous agreement on a particular matter, within [ * ] after the JRC first meets to consider such matter, or such later date as may be mutually acceptable to the Parties (each such matter, a “Disputed Matter”), then either Party may refer that Disputed Matter for resolution by the appropriate Executive Officer of each Party, and such Executive Officers will promptly initiate discussions in good faith to resolve such Disputed Matter. If the Executive Officers of each Party are unable to resolve the Disputed Matter within [ * ] of it being referred to them, then [ * ] with respect to all Disputed Matters except that [ * ] (a) [ * ] or (b) [ * ].

(vi) Limits on JRC Authority. Notwithstanding any provision of this Section 3.3 to the contrary, (i) each Party will retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers, or discretion will be delegated to or vested in the JRC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing, (ii) the JRC will not have the power to amend this Agreement or otherwise modify, waive or determine compliance with this Agreement in any manner and (iii) neither Party will require the other Party to (A) breach any obligation or agreement that such other Party may have with or to a Third Party to the extent such obligation or agreement existed prior to the Effective Date or (B) perform any activities that are materially different or greater in scope or more costly than those provided for in the Research Plan then in effect.

(vii) JRC Term. The JRC will be dissolved immediately upon expiration of the Research Term unless the Parties otherwise agree in writing.

3.4 Research Plan Expenses. Each Party will bear all costs and expenses it incurs in connection with its activities under the Research Plan.

3.5 Transfer of Materials from Pfizer to Sangamo.

(a) Transfer. From time to time during the Research Term, Pfizer may, in its sole discretion or as specified in the Research Plan, provide Sangamo with tangible chemical or biological materials (the “Pfizer Materials”). Pfizer represents and warrants to Sangamo that Pfizer has the right to provide the Pfizer Materials to Sangamo for the uses authorized herein. Except as expressly set forth in the preceding sentence, the Pfizer Materials are provided by Pfizer on an “as-is” basis without any representation or warranty of any type, express or implied, including any representation or warranty of merchantability, non-infringement, title or fitness for a particular purpose, each of which is hereby expressly disclaimed by Pfizer.

(b) Permitted Use of Pfizer Materials. Sangamo will use the Pfizer Materials solely in connection with conducting the activities specified in the Research Plan (the “Permitted Activities”). Without limiting the generality of the foregoing, except in the performance of the Permitted Activities, Sangamo will not (a) other than expressly permitted in the Research Plan, make or attempt to make any analogues, progeny or derivatives of, or

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

modifications to, the Pfizer Materials or attempt to reverse engineer, characterize or in any way try to ascertain the identity, chemical structure, sequence, mechanism of action or composition of the Pfizer Material, or (b) use the Pfizer Materials for Sangamo’s own benefit or for the benefit of any of its Affiliates or any Third Party. Further, Sangamo will not administer any Pfizer Material to any human. Sangamo will comply with all Laws applicable to the handling and use of the Pfizer Materials. Sangamo will retain possession over the Pfizer Materials and not provide any Pfizer Materials to any of its Affiliates or to any Third Party without Pfizer’s prior written consent, which consent may be withheld in Pfizer’s sole discretion. Notwithstanding anything in this Agreement to the contrary, Pfizer shall not be obligated to disclose at any time the identity, structure, composition of, or other information concerning the Pfizer Materials.

(c) Unauthorized Use of Pfizer Materials. If Sangamo uses any Pfizer Material in any manner other than in the performance of the Permitted Activities, then any and all results of such unauthorized use, whether patentable or not, will belong solely and exclusively to Pfizer. Sangamo, on behalf of itself and its Affiliates, hereby assigns and agrees to assign to Pfizer all of Sangamo’s and its Affiliates’ right, title and interest in and to all such discoveries and inventions. Sangamo further agrees to cooperate with Pfizer to execute and deliver any and all documents that Pfizer deems reasonably necessary to perfect and enforce Pfizer’s rights under this Section 3.5(c). Nothing in this Section 3.5(c) will limit in any way any other remedy that Pfizer may have under this Agreement as a result of Sangamo’s unauthorized use of any Pfizer Materials.

(d) Title to Pfizer Materials. All right, title and interest in and to the Pfizer Materials will remain the sole and exclusive property of Pfizer notwithstanding the transfer to and use by Sangamo of the same.

(e) Return of Pfizer Materials. At the end of the Research Term (or such earlier time as Pfizer may request in writing), Sangamo will either destroy or return to Pfizer, at Pfizer’s sole discretion, all unused Pfizer Materials.

(f) Ownership of Material Improvements. “Pfizer Material Improvement” means any idea, concept, discovery, invention, Know-How, trade secret, technique, methodology, modification, innovation, result, improvement, writing, documentation, data, research material or right (whether or not protectable under any patent or other intellectual property law) that constitutes any improvement or enhancement to, or a derivative or modification of, any Pfizer Material or any method of making or using any Pfizer Material. For clarity, the insertion by Sangamo of any nucleic acid sequence, whether encoding a Compound, promoter, or other component, into any Pfizer Material [ * ] shall not be deemed an improvement or enhancement to, or a derivative or modification of such Pfizer Material and shall not be deemed a Pfizer Material Improvement. For further clarity, any idea, concept, discovery, invention, Know-How, trade secret, technique, methodology, modification, innovation, result, improvement, writing, documentation, data, research material or right (whether or not protectable under any patent or other intellectual property law) that is conceived, discovered, invented, developed, created, made or reduced to practice or tangible medium by Sangamo in the performance of the Research Plan through the use of or otherwise involving or by reference to

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

any Pfizer Material that is not a Pfizer Material Improvement shall be Research Program Know-How, and ownership of such Research Program Know-How shall be determined in accordance with Section 6.1. Sangamo, on behalf of itself and its Affiliates, hereby assigns and agrees to assign to Pfizer all of Sangamo’s and its Affiliates’ right, title and interest in and to any and all Pfizer Material Improvements. Sangamo will promptly notify Pfizer of any Pfizer Material Improvement made by Sangamo or its Affiliates and will cooperate fully in obtaining patent and other proprietary protection for such Pfizer Material Improvement. Such protection will be obtained in the name of Pfizer and at Pfizer’s cost and expense, and Sangamo will, and will cause its Affiliates to, execute and deliver all requested applications, assignments and other documents, and take such other actions as Pfizer may reasonably request, in order to perfect and enforce Pfizer’s rights in any Pfizer Material Improvement.

(g) Safe Harbor Activities. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to prevent or restrict in any way the ability of Pfizer or its Affiliates or Sangamo or its Affiliates to conduct any activities in the Territory, which activities would be allowed under any safe harbor, research exemption, government or executive declaration of urgent public health need, or similar right available in law or equity if conducted by a Third Party.

(h) Confidentiality. Sangamo’s obligations under this Section 3.5 are in addition to, and will in no way limit, its obligations under Article 7 with respect to the Pfizer Materials.

ARTICLE 4

PRODUCT DEVELOPMENT AND COMMERCIALIZATION

4.1 General. Subject to the provisions of Article 3 and Section 4.2, Pfizer will have sole authority over and control of the Development, Manufacture, Regulatory Approval and Commercialization of Products in the Field and will retain final decision-making authority with respect thereto.

4.2 Diligence.

(a) Development Diligence. Pfizer will use its Commercially Reasonable Efforts to Develop and seek Regulatory Approval for [ * ] Product [ * ] in the Field [ * ]. Pfizer will [ * ] with respect to the Development or Regulatory Approval of Products under this Agreement.

(b) Commercial Diligence. Pfizer will use its Commercially Reasonable Efforts to Commercialize [ * ] Product [ * ] in the Field [ * ] in the Territory where Pfizer or its Affiliates or Sublicensee has received Regulatory Approval for such Product [ * ]. Pfizer will [ * ] with respect to the Commercialization of Products under this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) Exceptions to Diligence Obligations. Notwithstanding any provision of this Agreement to the contrary, Pfizer will be relieved of all Pfizer Diligence Obligations to the extent that Sangamo fails to fulfill its obligations under the Research Plan and such failure prevents Pfizer from fulfilling such Pfizer Diligence Obligations.

(d) [ * ] Pfizer Diligence Obligations. Without in any way [ * ] obligations under this Agreement:

(i) [ * ] described in Section [ * ] Pfizer Diligence Obligations under this Agreement with respect to activities that are [ * ]; and

(ii) [ * ] as set forth in Section [ * ] Pfizer Diligence Obligations under this Agreement to the date of such payment that are [ * ].

For the avoidance of doubt, the provisions of Sections 4.2(d)(i) and (ii) are intended only [ * ]. [ * ] the Pfizer Diligence Obligations [ * ] set forth in Sections 4.2(d)(i) and (ii), above, provided that Pfizer [ * ].

(e) Assertion of Pfizer Diligence Obligation Claims. If Sangamo becomes aware of facts that form a reasonable basis to allege that Pfizer has failed to meet any Pfizer Diligence Obligation, then Sangamo will promptly notify Pfizer in writing of such potential alleged performance failure (each such potential alleged performance failure, a “Diligence Issue”). Promptly upon Pfizer’s receipt of any notice of a Diligence Issue pursuant to this Section 4.2(e), the Pfizer Program Director will contact the Sangamo Program Director to discuss the specific nature of such Diligence Issue and seek to identify an appropriate corrective course of action. If, no later than [ * ] after Pfizer’s receipt of such a notice, (i) the Parties have not reached consensus regarding whether Pfizer has failed to satisfy its obligations pursuant to Section 4.2(a) and Section 4.2(b) and (ii) the Parties’ respective Program Directors have not agreed upon an appropriate corrective course of action for such Diligence Issue, then at Sangamo’s request such Diligence Issue will be escalated and resolved pursuant to the dispute resolution provisions set forth in Section 12.6. If Sangamo fails to notify Pfizer of a Diligence Issue pursuant to this Section 4.2(a) and Section 4.2(b) within [ * ] after the date that Sangamo first discovers such Diligence Issue, then [ * ] with respect to such Diligence Issue.

(f) Remedies for Breach of Pfizer Diligence Obligations. If Pfizer materially breaches any Pfizer Diligence Obligation with respect to a particular Product in a particular country and fails to remedy such breach within [ * ] of Pfizer’s receipt of notice of such breach from Sangamo, then Sangamo may, in its sole discretion, elect to either (a) terminate this Agreement pursuant to the provisions of Section 8.2(b) on a Product-by-Product and country-by-country basis (for the applicable Product and country) or (b) convert any exclusive license or sublicense granted to Pfizer under this Agreement with respect to the applicable Product in the applicable country in the Territory into non-exclusive license or sublicense, as applicable. Notwithstanding, the foregoing, in the event of a good faith dispute regarding any such Pfizer Diligence Obligations, the aforementioned [ * ] cure period shall be tolled pending resolution of such dispute in accordance with the applicable provisions of this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(g) Performance by Pfizer’s Affiliates or Sublicensees. For avoidance of doubt, any actions taken by Pfizer’s Affiliates or Sublicensees (or their respective subcontractors) under this Agreement shall be treated as actions taken by Pfizer in regard to satisfaction of the requirements of this Section 4.2.

4.3 Regulatory Matters.

(a) Regulatory Reporting. Pfizer or its designated Affiliate(s) will have the sole authority to make or file all filings, reports and communications with all Regulatory Authorities with respect to any Product in the Field in the Territory, including all reports required to be filed in order to obtain or maintain any Regulatory Approvals granted for Products in the Field in the Territory and adverse drug experience reports. Upon Pfizer’s request and at Pfizer’s sole expense for all hours in excess of the first [ * ], Sangamo will provide to Pfizer any data or other information included within the Licensed Technology in Sangamo’s possession and otherwise provide reasonable assistance to Pfizer in connection with any such filings, reports and communications.

(b) Regulatory Approvals. Pfizer or its designated Affiliate(s) will have the sole authority to prepare and file applications, in its own name, for Regulatory Approval for Products in the Field in the Territory, including communicating with any Regulatory Authority both prior to and following Regulatory Approval. Further, Sangamo will take all actions and provide all assistance reasonably requested by Pfizer and at Pfizer’s sole expense to effect the assignments in this Section 4.3(b).

(c) Cooperation. If reasonably requested by Pfizer, Sangamo shall reasonably assist and cooperate with Pfizer in connection with the preparation of filings, reports and communications to Regulatory Authorities with respect to Product in the Field in the Territory, at Pfizer’s sole expense. Sangamo will and will cause its Affiliates to cooperate with Pfizer and all Pfizer Representatives in the event of any inspection by a Regulatory Authority related to any Product or any activities to be performed under this Agreement, at Pfizer’s sole expense.

4.4 Commercialization Activities.

(a) General. Subject to Section 4.2, Pfizer will have sole and exclusive control over all matters relating to the Commercialization of Products in the Field in the Territory, including sole and exclusive control over (a) pricing of Products and (b) the negotiation of Product pricing with Regulatory Authorities and other Third Parties, in each case in the Field in the Territory.

(b) Branding. Pfizer or its designated Affiliates or Sublicensees will select and own all Trademarks and Copyrights used in connection with the Commercialization of any and all Products in the Field in the Territory. Neither Sangamo nor its Affiliates will use or seek to register, anywhere in the world, any Trademark which is confusingly similar to any Trademark used by or on behalf of Pfizer, its Affiliates or Sublicensees in connection with any Product.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) Manufacturing. Pfizer will have the exclusive right to Manufacture such Products itself or through one or more Affiliates or Third Parties selected by Pfizer in its sole discretion. For clarity, Pfizer will have [ * ] with respect to the Manufacture of Products except to the extent necessary to [ * ].

4.5 Progress Reporting.

(a) Development. Following the Research Term, Pfizer will provide Sangamo with [ * ] presentation summarizing Pfizer’s, its Affiliates, and its Sublicensees’ Development activities with respect to the Products since the last meeting at a level of detail sufficient to enable Sangamo to determine Pfizer’s compliance with the Pfizer Diligence Obligations.

(b) Commercialization. After the first approval of a BLA for a Product, Pfizer shall provide Sangamo with [ * ] written reports detailing Pfizer’s, its Affiliates, and its Sublicensees’ Commercialization activities with respect to the Products at a level of detail sufficient to enable Sangamo to determine Pfizer’s compliance with the Pfizer Diligence Obligations.

4.6 Other Pfizer Programs. Sangamo understands and acknowledges that Pfizer may have present or future initiatives or opportunities, including initiatives or opportunities with its Affiliates or Third Parties, involving products, programs, technologies or processes that are similar to, and in some instances may compete with, a Product, program, technology or process covered by this Agreement. Sangamo acknowledges and agrees that except for Section 2.4, nothing in this Agreement will be construed as a representation, warranty, covenant or inference that Pfizer will not itself Develop, Manufacture or Commercialize or enter into business relationships with one or more of its Affiliates or Third Parties to develop, Manufacture or Commercialize products, programs, technologies or processes that are similar to or that may compete with any Product, program, technology or process covered by this Agreement, provided that, for clarity, Pfizer will not use Sangamo’s Confidential Information in breach of this Agreement, including in the course of or to further the development, Manufacture or Commercialization of any products, programs, technologies or processes that are similar to or that may compete with any Product.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 5

FINANCIAL PROVISIONS

5.1 Technology Access Fee. Pfizer shall make a one-time, non-refundable, non-creditable payment of twelve million U.S. dollars ($12,000,000) to Sangamo within [ * ] after the Effective Date of the Agreement. Should Sangamo not identify any Compounds prior to [ * ], the Parties shall terminate this Agreement and [ * ]. The Parties acknowledge that [ * ] may also be needed.

5.2 Milestone Payments.

(a) Development Milestones. Pfizer shall make the following one-time, non-refundable, non-creditable payments (each a “Development Milestone Payment”) to Sangamo within [ * ] following the first occurrence of the applicable event listed below [ * ] Lead Development Compound or Product to achieve such event (each, a “Development Milestone Event”).

Development Milestone Event	Development Milestone Payment
[ * ]	$ [ * ]
[ * ]	$ [ * ]
[ * ]	$ [ * ]
[ * ]	$ [ * ]
Total potential Development Milestone Payments	$60,000,000

(b) Sales Milestones. Pfizer shall pay Sangamo the following [ * ] payments when aggregate Net Sales of [ * ] Products in the Territory in a given Pfizer Year first reach the respective thresholds indicated below:

Sales Milestone Event	Sales Milestone Payment
[ * ]	$ [ * ]
[ * ]	$ [ * ]
[ * ]	$ [ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) Notice and Payment. The Party that achieves any milestone event set forth in Section 5.2(a) or Section 5.2(b) shall notify the other Party in writing within [ * ] after the achievement of any milestone event, and Pfizer shall pay to Sangamo the applicable payment within [ * ] after receipt from Sangamo of a proper invoice pursuant to Section 5.5 for such milestone event. If Sangamo believes any milestone event has occurred and has not received a written notice of same from Pfizer, it may so notify Pfizer in writing and invoice Pfizer for the corresponding payment, and in that case shall provide to Pfizer documentation or other information that supports its belief. Any dispute under this Section 5.2(c) that relates to whether or not a milestone event has occurred shall be resolved in accordance with Section 12.6.

5.3 Royalty Payments.

(a) Royalty Rates. On a Product-by-Product basis, Pfizer shall pay Sangamo non-refundable, non-creditable royalties based on annual aggregate Net Sales of each Product in the Territory during such Product’s Royalty Term at the following rates:

Amount of Aggregate Territory-wide Net Sales	Royalty Rate
Net sales up to and including [ * ]	[ * ]%
Net sales above [ * ] up to and including [ * ]	[ * ]%
Net sales above [ * ]	[ * ]%

Each Royalty Rate set forth in the table above will apply only to that portion of the Net Sales of a given Product in the Territory during a given Pfizer Year that falls within the indicated range. An example calculation of royalties under this Section 5.3(a) is set forth below.

By way of example only, if (i) Pfizer, its Affiliates or its Sublicensees sell two Products in the Territory during a given Pfizer Year, (ii) Net Sales of the first Product in the Territory during such Pfizer Year are $[ * ] and (iii) Net Sales of the second Product in the Territory during such Pfizer Year are $[ * ], then the royalties payable by Pfizer under this Section 5.3(a) during such Pfizer Year would be calculated as follows:

Royalty for first Product

[ * ]

Royalty for second Product

[ * ]

Total royalty payable for applicable Pfizer Year

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Royalty Term. Pfizer’s royalty payment obligations under Section 5.3(a) shall expire, on a Product-by-Product and country-by-country basis, upon the latest of: (i) the expiration of the period during which the use for approved Indications, sale, offer for sale or importation of such Product in such country would absent a license or ownership interest, infringe a Valid Claim in the Licensed Technology in such country (considering Valid Claims of pending patent applications to be issued with the then-pending claims); (ii) the expiration of all Regulatory Exclusivity for such Product in such country; and (iii) fifteen (15) years after the First Commercial Sale of such Product in any Major Market Country (the “Royalty Term”). For the avoidance of doubt, the Royalty Term for a given Product in a given country in the Territory (A) will not begin until the First Commercial Sale of such Product in such country and (B) if not previously expired, will expire immediately upon termination of this Agreement.

(c) Fully Paid-Up, Royalty Free License. Following expiration of the Royalty Term for any Product in a given country, no further royalties will be payable in respect of sales of such Product in such country and, thereafter the license granted to Pfizer under Section 2.1(a)(i) with respect to such Product in such country will automatically become fully paid-up, perpetual, irrevocable and royalty-free.

(d) Royalty Reductions. The following adjustments will be made, on a Product-by-Product and country-by-country basis, to the royalties payable pursuant to Section 5.3(a).

(i) Biosimilar Entry. For any Pfizer Quarter in the applicable Royalty Term for a Product in a country in the Territory during which (1) a Biosimilar Product with respect to such Product is being sold in such country; and (2) the unit volume of such Biosimilar Product sold in such country in such Pfizer Quarter exceeds [ * ] of the combined unit volume of such Product and such Biosimilar Product sold in such country in such Pfizer Quarter, subject to Section 5.3(d)(vi), the royalties payable on Net Sales of such Product in such country in such Pfizer Quarter would be reduced by [ * ] of the amounts of royalties otherwise payable on such Net Sales pursuant to Section 5.3(a) for the remainder of the applicable Royalty Term, such reduction to be prorated appropriately in aggregate for the then-current Pfizer Quarter. The unit volume of the Product and Biosimilar Product shall be calculated using a mutually acceptable method and using market share data provided by a reputable and mutually agreed upon provider, such as IQVIA (f/k/a QuintilesIMS Health).

(ii) Third Party Patents. If Pfizer obtains a license from a Third Party to any Patent Right (other than a Specified Patent) owned by such Third Party in order to Manufacture or Commercialize any Product in a country in the Territory without infringing such Patent Right, whether directly or through any Pfizer Affiliate or Sublicensee, then, subject to Section 5.3(d)(vi), Pfizer shall have the right to deduct, from the royalty payment that would otherwise have been due pursuant to Section 5.3(a) with respect to Net Sales of such Product in such country in a particular Pfizer Quarter, an amount equal to [ * ] of the royalties paid by Pfizer to such Third Party pursuant to such license on account of the sale of such Product in such country during such Pfizer Quarter, such reduction to continue with any amounts not deducted carried over to future Pfizer Quarters until all such amounts have been expended.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iii) Expiry of Certain Valid Claim Coverage. If with respect to any particular Product in any particular country in the Territory, the Royalty Term for such Product in such country extends beyond the date on which there is no Valid Claim Covering such Product with respect to its sale, offer for sale or importation in such country, then, subject to Section 5.3(d)(vi), the royalties payable on Net Sales of such Product in such country shall be reduced by [ * ] for each Pfizer Quarter for the remainder of the applicable Royalty Term.

(iv) No Adjustment for Certain Sangamo Third Party Agreements. Except as set forth in Schedule 2.1(d), Sangamo will be solely responsible for (i) all obligations (including any royalty or other obligations that relate to the Licensed Technology) under the Current Licenses and under the Exclusive Upstream Licenses and (ii) all payments to inventors of Licensed Technology, including payments under inventorship compensation Laws.

(v) Existing Pfizer Third Party Agreements. Pfizer will be solely responsible for all obligations (including royalty obligations) that relate to Products under its agreements with Third Parties that are in effect on or prior to the Effective Date.

(vi) Notwithstanding the foregoing, during any Pfizer Quarter in the Royalty Term for a Product in a country in the Territory, the operation of Sections 5.3(d)(i), (ii) or (iii) individually or in combination shall not reduce by more than [ * ] the royalties that would otherwise have been due under Section 5.3(a) with respect to Net Sales of such Product in such country during such Pfizer Quarter.

(e) Reports and Payment.

(i) Cumulative Royalties. The obligation to pay royalties under this Agreement will be imposed only once with respect to any sale of any Product.

(ii) Royalty Statements and Payments. Within [ * ] after the end of each Pfizer Quarter during the Royalty Term, Pfizer shall provide Sangamo with a report that contains the following information for the applicable Pfizer Quarter, on a Product-by-Product and country-by-country basis: (1) the amount of gross sales of each Product, (2) an itemized calculation of Net Sales showing deductions provided for in the definition of “Net Sales,” (3) a calculation of the royalty due on such sales, including any reduction made in accordance with Section 5.3(d), and (4) the exchange rate for such country. No such reports will be due for any Product (A) before the First Commercial Sale of such Product or (B) after the Royalty Term for such Product has expired in all countries in the Territory. Pfizer shall pay in Dollars all royalty payments due to Sangamo for such Pfizer Quarter concurrently with the delivery of the royalty report or within [ * ] after the end of each Pfizer Quarter, whichever is sooner, provided that to the extent any royalties are payable by Pfizer hereunder on Net Sales of a Product in a country [ * ] that is [ * ], such royalties payable by Pfizer shall be [ * ] and [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.4 Currency; Late Payments. All amounts payable and calculations under this Agreement will be in Dollars. As applicable, Net Sales and any royalty deductions in local currencies will be translated into Dollars in a manner consistent with Pfizer’s normal practices used to prepared its audited financial statements for public financial accounting purposes. If Sangamo does not receive payment of any sum due to it on the date due until [ * ] past such date, interest shall accrue on the sum due from the due date until the date of payment at the rate equal to the [ * ] rate effective for the date that payment was due, as reported by the Wall Street Journal (New York Edition). Such interest shall be computed on the basis of a year of [ * ] for the actual number of days payment is delinquent.

5.5 Invoicing; Method of Payment. Invoices must include the appropriate Pfizer Purchase Order (PO) number (provided that such PO number is provided to Sangamo by Pfizer within [ * ] after the Effective Date or within [ * ] before any payment is due), reference to the Agreement and type of payment due, itemized description of work completed (if applicable), amount owed and name and address to which the payment is to be sent. All invoices shall be clearly marked “INVOICE” and delivered by email to [ * ]. Should Pfizer dispute in good faith the nature or basis of any charges contained in any invoice submitted by Sangamo hereunder, Pfizer shall promptly provide written notice to Sangamo setting forth the reason for the dispute, which the Parties shall attempt to resolve in good faith in accordance with Section 12.6. Payment by Pfizer shall not result in a waiver of any of its rights under this Agreement. Each payment hereunder shall be made by electronic transfer in immediately available funds via either back wire transfer, an ACH (automated clearing house) mechanism or any other means of electronic funds transfer, at Pfizer’s election, to the bank account as set forth below or as designated by Sangamo in writing to Pfizer at least [ * ] before the payment is due:

Bank Name:	[ * ]
Beneficiary Account Number:	[ * ]
Beneficiary Account Name:	Sangamo Therapeutics, Inc.
International SWIFT BIC:	[ * ]
ABA/Routing Number:	[ * ]

5.6 VAT; Withholding Taxes; Tax Cooperation.

(a) VAT. It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (VAT), which shall be added thereon as applicable. Where VAT is properly added to a payment made under this Agreement, the Party making the payment will pay the amount of VAT only on receipt of a valid tax invoice issued in accordance with the laws and regulations of the country in which the VAT tax is chargeable.

(b) Withholding Taxes. Subject to Section 5.6(d) below, in the event any payments made pursuant to this Agreement become subject to withholding taxes under the laws or regulation of any jurisdiction, the Party making such payment shall deduct and withhold the amount of such taxes for the account of the payee to the extent required by applicable laws or regulations and such amounts payable to the payee shall be reduced by the amount of taxes deducted and withheld. Any such withholding taxes required under applicable laws or regulations to be paid or withheld shall be an expense of, and borne solely by, the payee.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) Tax Cooperation. To the extent that the Party making a payment is required to deduct and withhold taxes on any payments under this Agreement, the Party making such payment shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the payee an official tax certificate or other evidence of such withholding sufficient to enable the payee to claim such payments of taxes. The payee shall provide any tax forms to the Party making such payment that may be reasonably necessary in order for such Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. The payee shall use reasonable efforts to provide any such tax forms to the Party making the payment at least [ * ] prior to the due date for any payments for which the payee desires that the Party making the payment apply a reduced withholding rate. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

(d) Notwithstanding anything in this Agreement to the contrary, (i) if an action (including but not limited to any assignment (including pursuant to Section 12.2), any direction by Pfizer to Sangamo to grant a license or sublicense to any Affiliate of Pfizer pursuant to Section 2.6 (or otherwise), any sublicense of its rights or obligations under this Agreement, any transfer of payment obligations hereunder, or any failure to comply with applicable Laws or filing or record retention requirements) by a Party leads to the imposition of withholding tax liability or VAT on the other Party that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, then the sum payable by that Party (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party receives a sum equal to the sum which it would have received had no such action occurred, (ii) otherwise, the sum payable by that Party (in respect of which such deduction or withholding is required to be made) shall be made to the other Party after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with applicable law.

5.7 Financial Records and Audit. Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the amount of Development and Manufacture costs to be reimbursed, royalty payments and other amounts payable under this Agreement. Upon reasonable prior notice, such records shall be open during regular business hours for a period of [ * ] from the creation of individual records for examination by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party for the sole purpose of verifying for the auditing Party the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, by or to the audited Party pursuant to this Agreement. Such audits may occur no more often than [ * ]. Such auditor shall not disclose the audited Party’s Confidential Information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments to or by the audited Party under this Agreement. Any amounts shown to be owed but unpaid, or overpaid and in need of refund, shall be paid or refunded (as the

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

case may be) within [ * ] after the accountant’s report, plus interest (as set forth in Section 5.4) from the original due date (unless challenged in good faith by the audited Party). The auditing Party shall bear the full cost of such audit unless such audit reveals an overpayment to, or an underpayment by, the audited Party that resulted from a discrepancy in the financial report provided by the audited Party for the audited period, which underpayment or overpayment is more than [ * ] of the amount set forth in such report, in which case the audited Party shall reimburse the auditing Party for the costs for such audit.

5.8 Confidentiality. Notwithstanding any provision of this Agreement to the contrary all reports and financial information of Pfizer, its Affiliates or its Sublicensees which are provided to or subject to review by Sangamo under this Article 5 will be deemed to be Pfizer’s Confidential Information and subject to the provisions of Article 7.

5.9 No Guarantee of Success. Pfizer and Sangamo acknowledge and agree that payments to Sangamo pursuant to Section 5.2(a) and Section 5.3(a): (a) have been included in this Agreement on the basis that they are only payable or otherwise relevant if the applicable Milestone Event is achieved or Net Sales are made; (b) are solely intended to allocate amounts that may be achieved upon successful Development or Commercialization of such Product as applicable, between Pfizer (who will receive all Product sales revenues) and Sangamo; and (c) are not intended to be used and will not be used as a measure of damages if this Agreement is terminated for any reason, including pursuant to Pfizer’s right to terminate for convenience, before any such success is achieved and such amounts become due; and (d) will only be triggered in accordance with the terms and conditions of such provisions. Pfizer and Sangamo further acknowledge and agree that nothing in this Agreement, or in any document or presentation provided by Pfizer to Sangamo or Sangamo to Pfizer prior to the Effective Date will be construed as representing any estimate or projection of (i) the successful Development or Commercialization of any Product under this Agreement, (ii) the number of Products that will or may be successfully Developed or Commercialized under this Agreement, (iii) anticipated sales or the actual value of any Products that may be successfully Developed or Commercialized under this Agreement or (iv) the damages, if any, that may be payable if this Agreement is terminated for any reason. Neither Pfizer nor Sangamo makes any representation, warranty or covenant, either express or implied, that (A) it will successfully Develop, Manufacture, Commercialize or continue to Develop, Manufacture or Commercialize any Product in any country, (B) if Commercialized, that any Product will achieve any particular sales level, whether in any individual country or cumulatively throughout the Territory or (C) Pfizer will devote, or cause to be devoted, any level of diligence or resources to Developing or Commercializing any Product in any country, or in the Territory in general, other than is expressly required by the Pfizer Diligence Obligations or the other provisions of this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 6

INTELLECTUAL PROPERTY RIGHTS

6.1 Ownership of Intellectual Property. Except as otherwise set forth in this Agreement, each Party will solely own all right, title and interest in and to:

(a) any and all Know-How made solely by or on behalf of such Party or its Representatives in connection with their activities under this Agreement,

(b) any and all Patent Rights claiming any such Know-How described in clause (a) of this Section 6.1; and

(c) any and all Know-How, Patent Rights or other Intellectual Property Rights that such Party owns as of the Effective Date or otherwise acquires during the Term independent of this Agreement.

For the purposes of determining ownership under this Agreement, as applicable, inventorship will be determined in accordance with United States patent laws.

Notwithstanding the provisions of this Section 6.1, Sangamo will solely own all right, title and interest in and to Zinc Finger Protein Research Technology. Pfizer agrees to assign and hereby assigns, and will cause its Representatives to assign, to Sangamo, all right, title and interest throughout the world in and to any and all Zinc Finger Protein Research Program Technology made by Pfizer or its Representatives, subject to a retained right by Pfizer and its Affiliates to practice such assigned Zinc Finger Protein Research Program Technology (x) for [ * ], and (y) for [ * ]. Further, Pfizer will, and will cause its Representatives to, execute any and all assignments, applications for domestic and foreign patents and other documents and to do such other acts reasonably requested by Sangamo to assign such Zinc Finger Protein Research Program Technology to Sangamo.

To the extent that Pfizer files Patent Rights claiming any Research Program Know-How solely owned by Pfizer that is both [ * ] and [ * ], Pfizer shall and hereby does grant to Sangamo a non-exclusive, royalty-free, perpetual, irrevocable, and worldwide license under such Research Program Patent Right; Sangamo may grant sublicenses under such license to its Affiliates and to Third Parties solely for use in connection with products researched or developed by or on behalf of Sangamo. For avoidance of doubt, the non-exclusive license to Sangamo to such improvement [ * ] (other than the applicable Research Program Patent Right) [ * ].

The Parties will jointly own any Joint Technology. Subject to (xx) the grant of licenses or sublicenses to Pfizer under Section 2.1, (yy) Sangamo’s covenants under Section 9.4 and (zz) the Parties’ other rights and obligations under this Agreement, each Party will be free to exploit, either itself or through the grant of licenses to Third Parties (which Third Party licenses may be further sublicensed), Joint Patent Rights and Joint Know-How throughout the world without restriction, without the need to obtain further consent from or provide notice to the other Party, and without any duty to account or otherwise make any payment of any compensation to the other Party.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.2 Patent Rights.

(a) Filing, Prosecution and Maintenance of Patent Rights.

(i) Research Program Patent Rights. The Parties shall reasonably cooperate with each other with respect to the filing of Research Program Patent Rights.

(ii) Licensed Zinc Finger Protein Research Program Patent Rights. Subject to Pfizer’s rights with respect to Research Program Clinical Candidate Patent Rights pursuant to Section 6.2(a)(iii), Sangamo will have the first right to file, prosecute and maintain the Research Program Patent Rights that are Licensed Patents (the “Licensed Zinc Finger Protein Research Program Patent Rights”) in the Territory at Sangamo’s sole expense using counsel of its own choice reasonably acceptable to Pfizer. Sangamo will keep Pfizer advised on the status of the preparation, filing, prosecution, and maintenance within the [ * ], and upon Pfizer’s written request any other country, of patent applications included within such Licensed Zinc Finger Protein Research Program Patent Rights and the maintenance of any issued patents included within such Licensed Zinc Finger Protein Research Program Patent Rights. Further, Sangamo will consult and reasonably cooperate with Pfizer with respect to the preparation, filing, prosecution and maintenance of such Licensed Zinc Finger Protein Research Program Patent Rights, including: (1) allowing Pfizer a reasonable opportunity and reasonable time to review and comment regarding relevant substantive communications to Sangamo and drafts of any responses or other proposed substantive filings by Sangamo before any applicable filings are submitted to any relevant patent office or Governmental Authority and (2) reflecting any reasonable and timely comments offered by Pfizer in any final filings submitted by Sangamo to any relevant patent office or Governmental Authority. If Sangamo elects to cease the prosecution or maintenance of any Licensed Zinc Finger Protein Research Program Patent Rights, Sangamo will provide Pfizer with written notice not less than [ * ] before any action is required, upon the decision to not continue the prosecution of such patent application or maintenance of such patent. In such event, Sangamo will permit Pfizer to continue prosecution or maintenance of any such Licensed Zinc Finger Protein Research Program Patent Rights in such country at Pfizer’s expense. If Pfizer elects to continue such prosecution or maintenance, (i) Pfizer will promptly identify and engage the attorneys and agents who will conduct further activities on Pfizer’s behalf and Sangamo will reasonably cooperate to promptly transfer the necessary files and execute the necessary forms regarding such transfer, (ii) except as set forth in (i), Sangamo will have no responsibility with respect to the filing, prosecution or maintenance of, or any expenses incurred in connection with, any such Licensed Zinc Finger Protein Research Program Patent Rights following Sangamo’s notice, (iii) Pfizer will keep Sangamo advised on the status of the preparation, filing, prosecution, and maintenance of all such Licensed Zinc Finger Protein Research Program Patent Rights and will reasonably consider any comments made by Sangamo in connection therewith, and (iv) Pfizer will promptly, and no later than [ * ] after written request by Sangamo, by written notice to Sangamo provide a status report of all such Licensed Zinc Finger Protein Research Program Patent Rights.

(iii) Research Program Clinical Candidate Patent Rights. Pfizer will have the first right to file, prosecute and maintain Research Program Clinical Candidate Patent Rights in the Territory using counsel of its own choice reasonably acceptable to Sangamo. For clarity, it is agreed that Pfizer may use internal patent counsel and agents, filing clerks, and paralegals employed by Pfizer, for coordinating worldwide filings of such Patent Rights, for prosecution before the European and Japanese Patent Offices, and for directly instructing any US and ex-US outside counsel and patent agents, including by providing draft applications and responses, and that Pfizer may employ its preferred outside counsel and patent agents to conduct such activities as required for US and ex-US prosecution.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

At Pfizer’s request and expense (subject to the next sentence), Sangamo will cooperate and assist Pfizer and outside counsel and agents in the preparation and prosecution of such Research Program Clinical Candidate Patent Rights. Sangamo will be responsible for [ * ] for preparation, prosecution and maintenance of Research Program Clinical Candidate Patent Rights in [ * ] and [ * ] for preparation, prosecution and maintenance of Research Program Clinical Candidate Patent Rights in [ * ]. Pfizer will keep Sangamo advised on the status of the preparation, filing, prosecution, and maintenance of all patent applications and issued patents included within the Research Program Clinical Candidate Patent Rights that Pfizer is prosecuting and maintaining. Further, Pfizer will (i) allow Sangamo a reasonable opportunity and reasonable time to review and provide comment to Pfizer’s in-house or outside counsel regarding relevant substantive communications to Pfizer and drafts of any responses or other proposed substantive filings by Pfizer before any applicable filings are submitted to any relevant patent office (or Governmental Authority) in [ * ], and upon Sangamo’s written request [ * ], and (ii) reflect any reasonable and timely comments offered by Sangamo in any final filings submitted by Pfizer to any relevant patent office (or Governmental Authority) in [ * ] (or [ * ]).

If Pfizer elects to cease the prosecution or maintenance of any patent applications or patents of a particular Research Program Clinical Candidate Patent Rights in any country, Pfizer will provide Sangamo with written notice of its decision not less than [ * ] before any action is required. If Sangamo elects to continue such prosecution or maintenance, (i) Sangamo will promptly identify and engage the attorneys and agents who will conduct further activities on Sangamo’s behalf and Pfizer will reasonably cooperate to promptly transfer the necessary files and execute the necessary forms regarding such transfer, (ii) except as set forth in (i), Pfizer will have no responsibility with respect to the filing, prosecution or maintenance of, or any expenses incurred in connection with, any such Research Program Clinical Candidate Patent Rights following Pfizer’s notice, (iii) Sangamo will not disclose any Pfizer Confidential Information in connection with such filing, prosecution or maintenance without Pfizer’s prior written approval, not to be unreasonably withheld, (iv) Sangamo will keep Pfizer advised on the status of the preparation, filing, prosecution, and maintenance of all such Research Program Clinical Candidate Patent Rights and will reasonably consider any comments made by Pfizer in connection therewith, and (v) Sangamo will promptly, and no later than [ * ] after written request by Pfizer, by written notice to Pfizer provide a status report of all such Research Program Clinical Candidate Patent Rights.

The Parties will reasonably cooperate to avoid including in Research Program Clinical Candidate Patent Rights any inventions also relevant to zinc finger proteins active against targets other than C9ORF72. In the event that the Parties agree such invention that is relevant to other zinc finger proteins should be disclosed in the same initial filing with an invention that is directed to Compounds, and such invention relevant to other zinc finger proteins is, [ * ], significant with respect to Sangamo’s business, the Parties shall cooperate in each relevant country to (A) [ * ], which for avoidance of doubt may [ * ], (B) [ * ] which [ * ], or (C) take such other action as the

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Parties mutually agree [ * ]. All patent applications and patents which (a) issue directly or indirectly from such patent application and (b) solely contain claims that recite at least one zinc finger protein intended to specifically bind C9ORF72 shall be considered Research Program Clinical Candidate Patent Rights and not Licensed Zinc Finger Protein Research Program Rights. The remaining Patent Rights in the relevant patent family shall in all cases be considered Licensed Zinc Finger Protein Research Program Patent Rights for all purposes in the Agreement, including for avoidance of doubt with respect to all prosecution, enforcement, extension and other related provisions.

(iv) Sangamo Patent Rights. Sangamo will have the sole right to file, prosecute and maintain the Sangamo Patent Rights in the Territory at Sangamo’s sole expense. Sangamo will keep Pfizer advised on the status of the preparation, filing, prosecution, and maintenance of all patent applications included within such Sangamo Patent Rights and the maintenance of any issued patents included within such Sangamo Patent Rights. Further, with respect to the Patent Rights listed in Exhibit E (the “Specified Sangamo Patent Rights”), as updated by mutual agreement of the Parties on a time-to-time basis, Sangamo will consult and reasonably cooperate with Pfizer with respect to the preparation, filing, prosecution and maintenance of such Specified Sangamo Patent Rights, including: (i) allowing Pfizer a reasonable opportunity and reasonable time to review and comment regarding relevant substantive communications to Sangamo and drafts of any responses or other proposed substantive filings by Sangamo before any applicable filings are submitted to any relevant patent office or Governmental Authority, including for avoidance of doubt the addition of any Zinc Finger Research Program Know-How to the specification in any refiling, conversion or new filing of a Specified Sangamo Patent Right ([ * ]), and (ii) reflecting any reasonable comments offered by Pfizer in any final filings submitted by Sangamo to any relevant patent office or Governmental Authority. If Sangamo elects to cease the prosecution or maintenance of any Specified Sangamo Patent Right, Sangamo will provide Pfizer with written notice immediately, but not less than [ * ] before any action is required, upon the decision to not continue the prosecution of such patent application or maintenance of such patent. In such event, Sangamo will permit Pfizer to file or continue prosecution or maintenance of any such Specified Sangamo Patent Right in such country at Pfizer’s expense. If Pfizer elects to continue such prosecution or maintenance, (i) Pfizer will promptly identify and engage the attorneys and agents who will conduct further activities on Pfizer’s behalf and Sangamo will reasonably cooperate to promptly transfer the necessary files and execute the necessary forms regarding such transfer, (ii) except as set forth in (i), Sangamo will have no responsibility with respect to the filing, prosecution or maintenance of, or any expenses incurred in connection with, any such Specified Sangamo Patent Right following Sangamo’s notice, (iii) Pfizer will keep Sangamo advised on the status of the preparation, filing, prosecution, and maintenance of all such Specified Sangamo Patent Right and will reasonably consider any comments made by Sangamo in connection therewith, and (iv) Pfizer will promptly, and no later than [ * ] after written request by Sangamo, by written notice to Sangamo provide a status report of all such Specified Sangamo Patent Rights.

(v) Pfizer Patent Rights. Subject to the obligation to coordinate with respect to the filing of Research Program Patent Rights, Pfizer will have the sole right, but no obligation, to file, prosecute and maintain the Patent Rights that it solely owns under this Agreement, in its sole discretion.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(vi) Joint Patent Rights. In the event the Parties make any Joint Know-How that is not Licensed Know-How, the Parties will promptly meet to discuss and determine, based on mutual consent, whether to seek patent protection thereon. Neither Party will file any Joint Patent Right that is not a Licensed Patent without mutual consent. If the Parties decide to seek patent protection for any Joint Know-How that is not Licensed Know-How, they will mutually agree based on each Party’s interests who shall have the right to prepare, file, prosecute, maintain and enforce any such Joint Patent Right throughout the world, as to any sharing of costs, recoveries and royalties therefrom, and as to any further licenses required.

(vii) Patent Term Restoration and Extension. [ * ] right, but not the obligation, to seek, [ * ] if so required, patent term extensions, and supplemental protection certificates and the like available under Law, including 35 U.S.C. § 156 and applicable foreign counterparts, in any country in the Territory in relation to the Licensed Patents. Sangamo and Pfizer will cooperate in connection with all such activities. [ * ], its agents and attorneys will give due consideration to all suggestions and comments of [ * ] regarding any such activities, but in the event of a disagreement between the Parties, [ * ] will have the final decision-making authority; provided, however, that (1) [ * ] will seek [ * ] to extend any Licensed Patent [ * ], including through the use of supplemental protection certificates and the like, [ * ] and (2) without [ * ]’s prior written consent, [ * ] shall not have the right to seek, with respect to any Product and country, any such extension of a Licensed Patent that [ * ] if (A) [ * ] with respect to such Product and country and (B) [ * ], unless [ * ].

(viii) Clarifications. For clarity, (i) prosecution under this Section 6.2 includes opposition, revocation, post-grant review or other patent office proceedings, unless such proceedings are concurrent with Third Party litigation under Section 6.4(a), in which case the provisions of Section 6.4(a) shall govern the Parties’ rights and obligations with respect to such proceedings, and (ii) Third Party declaratory judgment actions or other court actions relating to Patent Rights shall be governed by 6.4(a), and by 6.4(b) if applicable.

(ix) Liability. To the extent that a Party is obtaining, prosecuting or maintaining a Patent Right or otherwise exercising its rights under this Section 6.2, such Party, and its Affiliates, employees, agents or representatives, will not be liable to the other Party in respect of any act, omission, default or neglect on the part of any such Party, or its Affiliates, employees, agents or representatives, in connection with such activities undertaken in good faith.

(x) Recordation. If Pfizer deems it necessary or desirable to register or record this Agreement or evidence of this Agreement with any patent office or other appropriate Governmental Authority(ies) in one or more jurisdictions in the Territory, Sangamo will reasonably cooperate to execute and deliver to Pfizer any documents accurately reflecting or evidencing this Agreement that are necessary or desirable, in Pfizer’s reasonable judgment, to complete such registration or recordation.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.3 Joint Research Agreement. This Agreement shall be understood to be a joint research agreement under 35 U.S.C. § 103(c)(3) entered into for the purpose of researching, identifying and Developing Pfizer Licensed Products.

6.4 Enforcement and Defense of Patent Rights.

(a) Enforcement of Sangamo Patent Rights and Licensed Research Program Patent Rights.

(i) Each Party will promptly notify the other in the event of any actual, potential or suspected infringement of a patent under the Sangamo Patent Rights or the Licensed Research Program Patent Rights by any Third Party.

(ii) As between Pfizer and Sangamo, Pfizer will have the first right, but not the obligation, to institute litigation or take other steps to remedy infringement in connection with the Research Program Clinical Candidate Patent Rights in the Territory with respect to activities competitive or relevant to those of Pfizer under this Agreement (an “RPCCPR Infringement”), and any such litigation or steps will be at Pfizer’s expense; provided that any infringement recoveries resulting from such litigation or steps relating to a claim of RPCCPR Infringement, after deducting Pfizer’s out of pocket expenses (including counsel fees and expenses) in pursuing such claim, will be [ * ]. Pfizer will not, without the prior written consent of Sangamo, enter into any compromise or settlement relating to such litigation that (i) admits the invalidity or unenforceability of any Sangamo Patent Right or Research Program Patent Right or (ii) requires Pfizer or Sangamo to abandon any Sangamo Patent Right or Research Program Patent Right. Sangamo, upon request of Pfizer, agrees to timely commence or to join in any such litigation, at Pfizer’s expense, and in any event to cooperate with Pfizer in such litigation or steps at Pfizer’s expense. Sangamo will have the right to consult with Pfizer about such litigation and to participate in and be represented by independent counsel in such litigation at Sangamo’s own expense. If Pfizer fails to institute and prosecute an action or proceeding to abate any RPCCPR Infringement within a period of [ * ] after the first notice of such RPCCPR Infringement under Section 6.4(a)(i) (or such shorter period as may be necessary to bring or defend and maintain such action without loss of rights), then upon Pfizer’s written consent (not to be unreasonably withheld), Sangamo shall have the second right, but not the obligation, to commence a suit or take other action to enforce the applicable Research Program Clinical Candidate Patent Right against such RPCCPR Infringement at its own cost and expense.

(iii) As between Pfizer and Sangamo, Sangamo will have the first right, but not the obligation, to institute litigation or take other steps to remedy infringement in connection with the Licensed Research Program Patent Rights or Sangamo Patent Rights in the Territory with respect to a Third Party’s Manufacture, use, importation, offer for sale or sale, or other exploitation, of any gene therapy product that is directed to C9ORF72 other than an RPCCPR Infringement (an “C9ORF72 Infringement”), and any such litigation or steps will be at Sangamo’s expense. Pfizer, upon request of Sangamo, agrees to timely join in any such litigation, at Sangamo’s expense, and in any event to cooperate with Sangamo in such litigation or steps at Sangamo’s expense. Pfizer will have the right to consult with Sangamo about such

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

litigation and to be represented by independent counsel in such litigation at Pfizer’s own expense. If Sangamo fails to institute and prosecute an action or proceeding to abate any C9ORF72 Infringement within a period of [ * ] after the first notice of such C9ORF72 Infringement under Section 6.4(a)(i) (or such shorter period as may be necessary to bring or defend and maintain such action without loss of rights), then upon Sangamo’s written consent (not to be unreasonably withheld), Pfizer shall have the second right, but not the obligation, to commence a suit or take other action to enforce the applicable Licensed Research Program Patent Right or Sangamo Patent Right against such C9ORF72 Infringement at its own cost and expense; provided that any infringement recoveries resulting from such litigation or steps relating to a claim of C9ORF72 Infringement, after deducting Pfizer’s out of pocket expenses (including counsel fees and expenses) in pursuing such claim, will be deemed 1) [ * ] in the case of assertion of Licensed Research Program Patent Rights and 2) [ * ] in the case of Sangamo Patent Rights. For avoidance of doubt, Pfizer shall have no second right to remedy infringement of Licensed Research Program Patent Rights or Sangamo Patent Rights in each case other than with respect to a gene therapy product directed to C9ORF72.

(b) Enforcement of Pfizer Patent Rights. Pfizer will have the sole right, but no obligation, to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringing or challenging the validity or enforceability of any Pfizer Patent Right.

(c) Biosimilar Notices.

(i) Sangamo Cooperation. Upon Pfizer’s request, Sangamo will use Commercially Reasonable Efforts to assist and cooperate with Pfizer in (A) establishing a strategy for responding to requests for information from Regulatory Authorities and Third Party requestors and (B) preparing submissions responsive to any Biosimilar Notices received by Pfizer; provided that Pfizer will make the final decisions with respect to such strategy and any such responses.

(ii) Compliance with Biosimilar Notices. Pfizer will have the sole right in its discretion to comply with the applicable provisions of 42 U.S.C. § 262(l) (or any amendment or successor statute thereto), any similar statutory or regulatory requirement enacted in the future regarding biologic products in the United States, or any similar statutory or regulatory requirement in any non-U.S. country or other regulatory jurisdiction, in each case, with respect to any Biosimilar Notice received by Pfizer from any Third Party regarding any Product that is being Commercialized in the applicable jurisdiction, and the exchange of information between any Third Party and Pfizer pursuant to such requirements; provided that, prior to any submission of information by Pfizer to a Third Party, Sangamo will have the right to review the patent information included in such proposed submission, solely with respect to Sangamo Patent Rights and Research Program Patent Rights, and to make suggestions as to any changes to such patent information that Sangamo reasonably believes to be necessary; provided further that Pfizer will determine the final content of any such submission to the extent it is related to Research Program Clinical Candidate Patent Rights or Patent Rights that are owned by Pfizer. In the case of a Product approved in the United States under the PHS Act (or, in the case of a country in the Territory other than the United States, any similar Law), to the extent

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

permitted by applicable Law, Pfizer, as the sponsor of the application for the Product, will be the “reference product sponsor” under the PHS Act. Pfizer will give written notice to Sangamo of receipt of a Biosimilar Notice received by Pfizer with respect to a Product, and Pfizer will consult with Sangamo with respect to the selection of any Sangamo Patent Rights or Research Program Patent Rights to be submitted pursuant to 42 U.S.C. § 262(l) (or any similar law in any country of the Territory outside the United States); provided that (1) [ * ] pursuant to 42 U.S.C. § 262(l)(3)(A) and (2) [ * ], (A) agree pursuant to 42 U.S.C. § 262(l)(4) that [ * ] or (B) or [ * ] pursuant to 42 U.S.C. § 262(l)(5). Sangamo agrees to be bound and will cause its Affiliates and all Third Party Licensors to be bound by the confidentiality provisions of 42 U.S.C. § 262(l)(1)(B)(iii). Solely to the extent any Sangamo Patent Rights or Research Program Patent Rights are involved in any such action brought pursuant to 42 U.S.C. § 262(l), the Parties’ rights and responsibilities regarding any action will be determined in accordance with Section 6.4(a).

(d) Other Actions by Third Parties. Each Party will promptly notify the other Party in the event of any legal or administrative action by any Third Party involving any Sangamo Patent Right or Licensed Research Program Patent Right of which it becomes aware, including any nullity, revocation, interference, reexamination or compulsory license proceeding. Sangamo will have the sole right, but no obligation, to defend against any such action involving any Sangamo Patent Right, in its own name (to the extent permitted by applicable Law), and any such defense will be at Sangamo’s expense. Sangamo will have the first right, but no obligation, to defend against any such action involving any Licensed Research Program Patent Right other than a Research Program Clinical Candidate Patent Right, in its own name (to the extent permitted by applicable Law), and any such defense will be at Sangamo’s expense. Pfizer, upon Sangamo’s request, agrees to join in any such action at Sangamo’s expense and in any event to cooperate with Sangamo at Sangamo’s expense. If Sangamo fails to defend against any such action involving a Licensed Research Program Patent Right, then Pfizer will have the right to defend such action, in its own name, and any such defense will be at Pfizer’s expense. Pfizer will have the first right, but no obligation, to defend against any such action involving any Research Program Clinical Candidate Patent Right, in its own name (to the extent permitted by applicable Law), and any such defense will be at Pfizer’s expense. Sangamo, upon Pfizer’s request, agrees to join in any such action at Pfizer’s expense and in any event to cooperate with Pfizer at Pfizer’s expense. If Pfizer fails to defend against any such action involving a Research Program Clinical Candidate Patent Right, then Sangamo will have the right to defend such action, in its own name, and any such defense will be at Sangamo’s expense.

(e) Purple Book Listings. To the extent of any Sangamo Patent Rights or Licensed Research Program Patent Rights Covering a Product, the Parties shall cooperate with each other to enable Pfizer to make filings with Regulatory Authorities, as required or allowed in connection with (i) in the United States, the FDA’s Purple Book and the Biologics Price Competition and Innovation Act and (ii) outside the United States, under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents thereof. Pfizer shall consider Sangamo’s reasonable requests in connection therewith, including meeting any submission deadlines, in each case, to the extent required or permitted by Applicable Law.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(f) Allegations of Infringement and Right to Seek Third Party Licenses.

(i) Notice. If the Development, Manufacture, Commercialization or use of any Compound or Product (collectively, the “Licensed Activities”) by Pfizer or any of its Affiliates or Sublicensees is alleged by a Third Party to infringe, misappropriate or otherwise violate such Third Party’s Patent Rights or other Intellectual Property Rights or Sangamo otherwise identifies any Third Party Patent Rights or other Intellectual Property Rights that may be infringed, misappropriated or otherwise violated by such activities, Sangamo will, promptly upon becoming aware of such allegation or identification, notify Pfizer in writing.

(ii) Pfizer Option to Negotiate. If Pfizer determines, in its sole discretion, that, in order for Pfizer, its Affiliates or Sublicensees to engage in the Licensed Activities, it is necessary or desirable to obtain a license under one or more Patent Rights or other Intellectual Property Rights Controlled by a Third Party (collectively, “Third Party IP Rights”), then Pfizer will have the right, but not the obligation, to negotiate and enter into a license or other agreement with such Third Party. All amounts payable under any such license or agreement with a Third Party [ * ].

(g) Third Party Infringement Suits. Each of the Parties will promptly notify the other in the event that any Third Party files any suit or brings any other action alleging patent infringement by Pfizer or Sangamo or any of their respective Affiliates or Sublicensees with respect to the Development, Manufacture, Commercialization or use of any Compound or Product (any such suit or other action referred to herein as an “Infringement Claim”). In the case of any Infringement Claim for which a Party has an obligation to indemnify the other Party pursuant to Section 10.1 or 10.2, the Parties shall comply with the terms of Sections 10.1, 10.2 and 10.3, as applicable. With respect to any other Infringement Claim (a “Non-Indemnified Infringement Claim”) against Pfizer (including its Affiliates or Sublicensees) alone, Pfizer will have the right, but not the obligation, to control the defense of such Non-Indemnified Infringement Claim, including control over any related litigation, settlement, appeal or other disposition arising in connection therewith. Sangamo, upon request of Pfizer, agrees to cooperate with Pfizer at Pfizer’s expense. Sangamo will have the right to consult with Pfizer concerning any Non-Indemnified Infringement Claim. In the case of any Non-Indemnified Infringement Claim against Sangamo alone, Sangamo will have the right, but not the obligation, to control the defense of such Infringement Claim, including control over any related litigation, settlement, appeal or other disposition arising in connection therewith. Pfizer will have the right to consult with Sangamo concerning such Infringement Claim and Pfizer, upon request of Sangamo, will reasonably cooperate with Sangamo at Sangamo’s expense.

6.5 Patents Licensed From Third Parties. Each Party’s rights under Sections 6.2 and 6.4 with respect to any Licensed Patent that is licensed by Sangamo from a Third Party shall be subject to the rights retained by such Third Party.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 7

CONFIDENTIALITY; PUBLICATION

7.1 Duty of Confidence. Subject to the other provisions of this Article 7:

(a) during the Term and for [ * ] thereafter, all Confidential Information of a Party (the “Disclosing Party”) shall be maintained in confidence and otherwise safeguarded by the other Party (the “Receiving Party”) and its Affiliates, in the same manner and with the same protections as the Receiving Party maintains its own confidential information, but in any event no less than reasonable efforts;

(b) the Receiving Party may only use any such Confidential Information for the purposes of performing its obligations or exercising its rights under this Agreement;

(c) the Receiving Party may only disclose Confidential Information of the other Party to: (i) its Affiliates, licensees and Sublicensees; and (ii) employees, directors, agents, contractors, consultants and advisers of the Receiving Party and its Affiliates and Sublicensees, in each case to the extent reasonably necessary for the purposes of performing its obligations or exercising its rights under this Agreement; provided that such Persons are bound by legally enforceable obligations to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement; and

(d) the terms and conditions of this Agreement will be considered Confidential Information of both Parties.

7.2 Exceptions. The foregoing obligations as to particular Confidential Information of a Disclosing Party shall not apply to the extent that the Receiving Party can demonstrate that such Confidential Information:

(a) is known by the Receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

(b) is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

(c) is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(d) is discovered or developed by the Receiving Party independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.3 Authorized Disclosures. Notwithstanding the obligations set forth in Sections 7.1 and 7.6, a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) to the extent:

(a) such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to such Party, provided that in each such case such recipients are bound by confidentiality and non-use obligations that are at least as restrictive as those contained in this Agreement; and provided further that the term of confidentiality for recipients may be shorter as long as it is no less than five (5) years; or (ii) to actual or potential investors, acquirors, licensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration, provided that in each such case such recipients are bound by confidentiality and non-use obligations at least as restrictive as those contained in the Agreement; and provided further that the term of confidentiality for recipients may be shorter as long as it is no less than [ * ];

(b) such disclosure is to a Governmental Authority and necessary or desirable (i) to obtain or maintain INDs, Marketing Approvals or Pricing Approval for any Product within the Territory, or (ii) in order to respond to inquiries, requests or investigations by such Governmental Authority relating to Products or this Agreement;

(c) such disclosure is required by Law, judicial or administrative process, provided that except for disclosures governed by the last two sentences of Section 7.4, in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations, provided that Confidential Information that is disclosed pursuant to Section 7.3(b) or this Section 7.3(c) shall remain otherwise subject to the confidentiality and non-use provisions of this Article 7 (provided that such disclosure is not a public disclosure), and the Party disclosing Confidential Information to a Governmental Authority or pursuant to Law or court order shall cooperate with and reasonably assist the other Party (at the other Party’s cost) if the other Party seeks a protective order or other remedy in respect of any such disclosure and furnish only that portion of the Confidential Information which, in the opinion of Party’s legal counsel, is responsive to such requirement or request;

(d) necessary in order to enforce its rights under the Agreement; or

(e) such disclosure is by Sangamo and is required pursuant to the terms of any Sangamo Third Party Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.4 SEC Filings and Other Disclosures. Either Party may disclose the terms of this Agreement and make any other public written disclosure regarding the existence of, or performance under, this Agreement, to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with (a) applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or (b) any equivalent Governmental Authority, securities exchange or securities regulator in any country in the Territory. Before disclosing this Agreement or any of the terms hereof pursuant to this Section 7.4, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure, with the disclosing Party providing as much advance notice as is feasible under the circumstances, and giving consideration to the timely comments of the other Party. Further, if a Party discloses this Agreement or any of the terms hereof in accordance with this Section 7.4, such Party will, at its own expense, seek such confidential treatment of confidential portions of this Agreement and such other terms as it reasonably determines, giving consideration to the comments of the other Party pursuant to the preceding sentence.

7.5 Technical Publication. Neither Party may publish peer reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, of results of studies carried out under this Agreement, without the opportunity for prior review by the other Party, except to the extent required by applicable Laws. A Party seeking publication shall provide the other Party the opportunity to review and comment on any proposed publication which relates to the Product at least [ * ] prior to its intended submission for publication. The other Party shall provide the Party seeking publication with its comments in writing, if any, within [ * ] after receipt of such proposed publication. The Party seeking publication shall consider in good faith any comments thereto provided by the other Party and shall comply with the other Party’s request to remove any and all of such other Party’s Confidential Information from the proposed publication. In addition, the Party seeking publication shall delay the submission for a period up to [ * ] in the event that the other Party can demonstrate reasonable need for such delay, including without limitation, the preparation and filing of a patent application. If the other Party fails to provide its comments to the Party seeking publication within such fourteen [ * ] period, such other Party shall be deemed to not have any comments, and the Party seeking publication shall be free to publish in accordance with this Section 7.5 after the [ * ] period has elapsed. The Party seeking publication shall provide the other Party a copy of the manuscript at the time of the submission. Each Party agrees to acknowledge the contributions of the other Party and its employees in all publications as scientifically appropriate. Notwithstanding anything in this Agreement to the contrary, nothing will prevent Pfizer from making any scientific publication or public announcement with respect to any approved Product(s) under this Agreement; provided, however, that Pfizer will comply with this Section 7.5 and, except as permitted under Sections 7.2 and 7.3, Pfizer will not disclose any of Sangamo’s Confidential Information in any such publication or announcement without obtaining Sangamo’s prior written consent to do so (such consent not to be unreasonably withheld).

7.6 Publicity.

(a) Sangamo and Pfizer shall issue a joint press release announcing this Agreement, which joint press release shall be substantially in the form attached hereto as Exhibit D and finalized and issued by the Parties promptly after the Effective Date.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Other than the joint press release pursuant to Section 7.6(a) and disclosures under Section 7.4, the Parties agree that any other news release or other public announcement relating to this Agreement or the performance hereunder that would disclose information other than that already in the public domain shall first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, Sangamo shall have the right to disclose publicly (including in its securities filings and earning calls) [ * ]; provided further that Pfizer will have at least [ * ] to review and provide edits and comments to any public disclosure proposed by Sangamo under this sentence and Sangamo will reasonably incorporate any edits and address any comments provided by Pfizer in such proposed public disclosure.

(c) The Parties agree that after a press release (including the initial press release) or other public announcement has been reviewed and approved by the other Party under this Section 7.6, the disclosing Party may reissue the public disclosures without having to obtain the other Party’s prior consent and approval.

(d) Each Party agrees that the other Party shall have the right to use such first Party’s name in presentations, the company’s website, collateral materials and corporate overviews to describe the collaboration relationship, as well as in taglines of press releases issued pursuant to this Section 7.6.

(e) Subject to Section 7.6(d), neither Party shall use the name, trade name, service marks, trademarks, trade, dress or logos of the other Party (or any of its Affiliates) in publicity releases, advertising or any other publication, without the other Party’s prior written consent in each instance.

7.7 Obligations in Connection with Change of Control. If Sangamo is subject to a Change of Control, Sangamo will, and it will cause its Representatives to, ensure that no Confidential Information of Pfizer is released to (a) any Affiliate of Sangamo that becomes an Affiliate as a result of the Change of Control or (b) any other Representatives of Sangamo (or of the relevant surviving entity of such Change of Control) who become Representatives of Sangamo as a result of the Change of Control, unless such Affiliate or other Representatives, as applicable, have signed individual confidentiality agreements which include equivalent obligations to those set out in this Article 7. If any Change of Control of Sangamo occurs, Sangamo will promptly notify Pfizer, share with Pfizer the policies and procedures it plans to implement in order to protect the confidentiality of Pfizer’s Confidential Information prior to such implementation and make any adjustments to such policies and procedures that are reasonably requested by Pfizer.

ARTICLE 8

TERM AND TERMINATION

8.1 Term. The term of this Agreement shall commence upon the Effective Date and continue in full force and effect, on a Product-by-Product and country-by-country basis, until the expiration of the Royalty Term for such Product in such country, unless earlier terminated as set

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

forth in Section 8.2 below (the “Term”). Notwithstanding any provision of this Agreement to the contrary, upon expiration of this Agreement, Pfizer will retain the fully paid-up, perpetual, irrevocable royalty-free license to each Product as set forth in Section 5.3(c), except with respect to those Products and countries for which the Agreement was previously terminated.

8.2 Termination.

(a) Termination by Pfizer for Convenience. Pfizer may terminate this Agreement on a Product-by-Product or country-by-country basis, or in its entirety, without cause, for any or no reason, by providing written notice of termination to Sangamo, which notice includes an effective date of termination at least [ * ] prior written notice to Sangamo during the Research Term, [ * ] prior written notice to Sangamo after the Research Term but prior to Commercialization of a Product, and [ * ] prior written notice to Sangamo after the commencement of the Commercialization of a Product.

(b) Termination for Material Breach. If either Party believes that the other is in breach of its material obligations hereunder, then the non-breaching Party may deliver notice of such breach (“Breach Notice”) to the other Party. If the Party receiving notice of breach fails to cure such material breach within the applicable period set forth below, then the Party originally delivering the notice of breach may terminate this Agreement effective on written notice of termination to the other Party. For all breaches other than a failure to make a payment as set forth in this Agreement, the allegedly breaching Party shall have [ * ] from such Breach Notice to cure such breach, provided, however, that if any breach is not reasonably curable within [ * ] and the allegedly breaching Party is making a bona fide effort to cure such breach, such termination will be delayed for a time period to be agreed by both Parties in order to permit the allegedly breaching Party a reasonable period of time to cure such breach, not to exceed an additional [ * ]. For any breach arising from a failure to make a payment set forth in this Agreement, the cure period will be [ * ] and such cure period will be tolled pending resolution of any bona fide dispute between the Parties as to whether such payment is due. In the event Sangamo believes Pfizer has failed to make a payment, Sangamo will provide Pfizer with written notice and both Parties will use reasonable efforts to convene their finance personnel to resolve such dispute within [ * ] of receipt of the written notice. If the Parties agree to a resolution for such bona fide dispute or such dispute is resolved pursuant to Section 12.6, any amounts due as part of such resolution shall be paid within [ * ] thereafter.

(c) Termination for a Bankruptcy Event.

(i) Termination Right. Each Party shall have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to the other Party.

(ii) Rights to Intellectual Property. All rights and licenses granted under or pursuant to this Agreement by a Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of intellectual property under this Agreement, shall retain and may fully

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that in the event of a rejection of this Agreement by a Party in any bankruptcy proceeding by or against such Party under the U.S. Bankruptcy Code, (a) the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property that are necessary for the other Party to practice its license to such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it upon its written request therefor, and (b) such Party shall not interfere with the other Party’s rights to such intellectual property, and shall assist and not interfere with such other Party in obtaining such intellectual property and such embodiments of such intellectual property from another entity. The term “embodiments” of intellectual property means all tangible embodiments of the intellectual property licensed hereunder to the extent of the license scope, and shall exclude, without limitation, all inventory of Products and filings with Regulatory Authorities.

(iii) No Limitation of Rights. All rights, powers and remedies provided in this Section 8.2(c) are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at Law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code.

8.3 Effects of Termination.

(a) Termination by Sangamo for Cause or Bankruptcy; Termination by Pfizer for Convenience. In the event that Sangamo terminates this Agreement, pursuant to Section 8.2(b) or 8.2(c) or Pfizer terminates this Agreement, pursuant to Section 8.2(a), the following will apply:

(i) Except as otherwise expressly provided herein, all rights and obligations of each Party hereunder will cease (including all rights and licenses and sublicenses granted by either Party to the other Party hereunder), except as otherwise expressly provided herein; provided that if such termination is on a Product-by-Product or country-by-country basis then such rights and obligations shall cease with respect to the terminated Product(s) and country(ies) only.

(ii) On Sangamo’s written notice to Pfizer, which notice may only be delivered within [ * ] following the effective date of termination, the Parties will negotiate in good faith for a period not to exceed [ * ] regarding:

(A) an agreement under which Pfizer would grant to Sangamo a royalty-bearing, non-exclusive license under the Reversion Technology permitting Sangamo to continue to Develop, Commercialize and Manufacture [ * ] (a “Continuation Product”), provided, however, that any such Agreement will include [ * ] with respect to [ * ];

(B) the related transfer to Sangamo of development data and regulatory filings specifically relating to such Continuation Product or the granting to Sangamo of rights of reference with respect to such data and filings; and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(C) the provision by Pfizer to Sangamo of transitional supplies of such Continuation Product at a commercially reasonable supply price for a commercially reasonable period of time.

(iii) Neither Party will be obligated to enter into any transaction described in Section 8.3(a)(ii).

(b) Termination by Pfizer for Bankruptcy. In the event that Pfizer terminates this Agreement pursuant to Section 8.2(c), all rights and obligations of each Party hereunder shall cease (including all non-perpetual, revocable rights and licenses granted by either Party to the other Party hereunder), except as otherwise expressly provided herein.

(c) Termination by Pfizer for Cause. In the event that Pfizer terminates this Agreement pursuant to Section 8.2(b), all rights and obligations of each Party hereunder shall cease (including all non-perpetual, revocable rights and licenses granted by either Party to the other Party hereunder), except as otherwise expressly provided herein.

(d) Pfizer Remedies for Sangamo Material Breach. In the event that Pfizer has the right, but elects (after notice to Sangamo and failure of Sangamo to cure within the applicable cure period) not, to terminate this Agreement pursuant to Section 8.2(b), Pfizer shall notify Sangamo promptly upon the end of such cure period and: (i) [ * ] and, [ * ] (1) [ * ]; or (2) [ * ] the uncured material breach [ * ]. [ * ].

(e) Termination by the Parties Because No Compound or Lead Development Compound Identified. In the event that the Parties terminate this Agreement as contemplated in Section 1.42 or Section 5.1, all rights and obligations of each Party hereunder shall cease (including all non-perpetual, revocable rights and licenses granted by either Party to the other Party hereunder), except as otherwise expressly provided herein.

8.4 Sangamo’s Right to Receive All Payments Accrued. Expiration or termination of this Agreement for any reason (x) shall be without prejudice to Sangamo’s right to receive all Milestone Payments accrued under Section 5.2(a) and Section 5.2(b) and all royalties accrued under Section 5.3(a) prior to the effective date of such termination and to any other remedies that either Party may otherwise have and (y) shall not release a Party hereto from any indebtedness, liability or other obligation incurred hereunder by such Party prior to the date of termination or expiration, provided that Pfizer will not be liable for any Milestone Payment that accrues between a notice of termination by Pfizer of the Agreement in its entirety and the date of termination of this Agreement.

8.5 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the provisions of Sections [ * ] shall survive the expiration or termination of this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.6 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party as of the Effective Date that:

(a) such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized;

(b) such Party: (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c) this Agreement has been duly executed on behalf of such Party and is a legal, valid and binding obligation on such Party, enforceable against such Party in accordance with its terms;

(d) all necessary consents, approvals and authorizations of all Governmental Authorities and other persons or entities required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained; and

(e) the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder: (i) do not conflict with or violate any requirement of applicable Laws, regulations or orders of Governmental Authorities, (ii) do not conflict with, or constitute a breach or default under, any contractual obligation of such Party, and (iii) do not conflict with or result in a breach of any provision of the organizational documents of such Party.

9.2 Representations and Warranties by Sangamo. Sangamo represents and warrants to Pfizer that:

(a) as of the Effective Date, except with respect to Licensed Patents Controlled by Sangamo pursuant to a Current License, Sangamo or its Affiliate is the sole and exclusive owner of the Licensed Patents listed on Exhibit A, all of which are free and clear of any claims, liens, charges or encumbrances;

(b) as of the Effective Date, Sangamo has the full right, power and authority to (i) grant the licenses and other rights (including the right to sublicense) granted to Pfizer under this Agreement and (ii) perform its obligations under this Agreement;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) Exhibit C sets forth a true and complete list of all Compounds discovered or developed by Sangamo or its Affiliates on or prior to the Effective Date;

(d) (A) Exhibit A sets forth a true and complete list of all Licensed Patents (i) owned or otherwise Controlled by Sangamo or its Affiliates as of the Effective Date or (ii) to which Sangamo or its Affiliates have as of the Effective Date been granted or otherwise transferred any right to practice under, in each case that are necessary for the Development, Manufacture, or Commercialization of Compounds, (B) except for expired provisional patent applications, each such Patent Right, remains in full force and effect as of the Effective Date and (C) Sangamo or its Affiliates have timely paid, or caused the appropriate Third Parties to pay, all filing and renewal fees payable as of the Effective Date with respect to such Patent Rights;

(e) to Sangamo’s knowledge as of the Effective Date, no Third Party (i) is infringing any Licensed Patents in the Field or (ii) has challenged or threatened to challenge the inventorship, ownership, Sangamo’s right to use, scope, validity or enforceability of, or Sangamo’s or any Current Licensor’s rights in or to, any Licensed Patents (including, by way of example, through the institution or written threat of institution of interference, derivation, post-grant review, opposition, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority);

(f) as of the Effective Date, Sangamo has complied with all applicable Laws, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Licensed Patents;

(g) except with respect to Licensed Patents Controlled by Sangamo pursuant to a Current License, Sangamo has obtained from all inventors of the Licensed Patents existing as of the Effective Date, valid and enforceable agreements assigning to Sangamo each such inventor’s entire right, title and interest in and to all such Licensed Patents;

(h) except with respect to Licensed Technology Controlled by Sangamo pursuant to a Current License, no Licensed Technology existing as of the Effective Date is subject to any funding agreement with any government or Governmental Authority;

(i) except as expressly disclosed in Exhibit E, as of the Effective Date, neither Sangamo nor any of its Affiliates are party to or otherwise subject to any agreement or arrangement which limits the licensed or sublicensed rights of Pfizer with respect to, or limits the ability of Pfizer to grant a sublicense to, or provide access or other rights in, to, or under any Licensed Technology (including any Patent Right or Know-How included therein), in each case, that would, but for such agreement or arrangement, be included in the rights licensed to Pfizer pursuant to this Agreement;

(j) as of the Effective Date, (i) there are no Sangamo Third Party Agreements other than the Current Licenses set forth on Exhibit F, (ii) true and complete copies of each Current License (other than financial terms redacted therefrom) have been provided to Pfizer, (iii) except as provided in the Current Licenses, no Third Party has any right, title or interest in or

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to, or any license under, any Licensed Technology that conflicts with the rights granted to Pfizer hereunder, (iv) no rights granted by or to Sangamo or its Affiliates under any Current License conflict with any right or license granted to Pfizer hereunder and (iv) Sangamo and its Affiliates are in compliance in all material respects with all Current Licenses;

(k) as of the Effective Date, except as expressly disclosed in Exhibit E, there is no (i) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to the knowledge of Sangamo, threatened against Sangamo or any of its Affiliates or (ii) judgment or settlement against or owed by Sangamo or any of its Affiliates, in each case in connection with the Licensed Technology or relating to the transactions contemplated by this Agreement;

(l) as of the Effective Date, Sangamo has valid and enforceable agreements with all persons employed by Sangamo or its Affiliates who will conduct activities under this Agreement which require such persons to assign to Sangamo their entire right, title and interest in and to all Licensed Technology; and

(m) as of the Effective Date, Sangamo has no knowledge of (i) any prior art or other facts that Sangamo reasonably believes would result in the invalidity or unenforceability of any issued or pending claims included in the Licensed Patents, (ii) any inequitable conduct or fraud on any patent office with respect to any of the Licensed Patents or (iii) any Person (other than Persons identified in the applicable patent applications or patents, as inventors of inventions claimed in the Licensed Patents) who claims to be an inventor of an invention claimed in the Licensed Patents.

9.3 Accuracy of Representations and Warranties.

(a) Sangamo will promptly notify Pfizer of any lawsuits, claims, administrative actions or other proceedings asserted or commenced against Sangamo or its Representatives involving in any material way the ability of Sangamo to deliver the rights, licenses and sublicenses granted to Pfizer herein.

(b) Sangamo will promptly notify Pfizer in writing of any facts or circumstances arising after the Effective Date which come to Sangamo’s attention at any time during the Term and which would cause, or through the passage of time would cause, any of the representations and warranties contained in Section 9.1 or Section 9.2, if made at the time of such fact or circumstance becomes known to Sangamo, to be inaccurate or untrue in any material respect.

9.4 Sangamo Covenants. In addition to the covenants made by Sangamo elsewhere in this Agreement, Sangamo hereby covenants to Pfizer that, from the Effective Date until expiration or termination of this Agreement:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a) Sangamo will not, and will cause its Affiliates not to (i) license, sell, or assign (other than in a connection with a permitted assignment of this Agreement by Sangamo pursuant to Section 12.2) or otherwise transfer to any Person (other than Pfizer or its Affiliates or Sublicensees pursuant to the terms of this Agreement) any Licensed Technology (or agree to do any of the foregoing) in a manner that is inconsistent with the licenses and other rights granted to Pfizer under this Agreement or (ii) incur or permit to exist, with respect to any Licensed Technology, any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license or other Binding Obligation in each case that is inconsistent with the licenses and other rights granted to Pfizer under this Agreement;

(b) Sangamo will not (i) take any action with respect to any Sangamo Third Party Agreement that diminishes the rights under the Licensed Technology granted to Pfizer under this Agreement or (ii) fail to take any action with respect to a Sangamo Third Party Agreement that is reasonably necessary to avoid diminishing the rights under the Licensed Technology granted to Pfizer under this Agreement;

(c) Sangamo will (i) not enter into any Sangamo Third Party Agreement that adversely affects (1) the rights granted to Pfizer, Pfizer’s Affiliates or Sublicensees hereunder or (2) Sangamo’s ability to fully perform its obligations hereunder; and (ii) promptly furnish Pfizer with true and complete copies of all (1) amendments to the Current Licenses and (2) Sangamo Third Party Agreements executed following the Effective Date, in each case redacted of financial terms, except in the case of Non-Exclusive Upstream Licenses;.

(d) Sangamo has made or will make any payments owing by Sangamo to any inventor of any Licensed Technology owned by Sangamo that is required in connection with the creation or exploitation of or transfer of rights to such Licensed Technology; and

(e) during the Term, Sangamo will promptly notify Pfizer in the event that it learns of:

(i) any prior art or other facts that Sangamo believes would result in the invalidity or unenforceability of any of the claims included in any of the Licensed Patents;

(ii) any inequitable conduct or fraud on the patent office with respect to any of the Licensed Patents; or

(iii) any Person (other than Persons identified as inventors of inventions claimed in the Sangamo Patent Rights) who claims to be an inventor of an invention claimed in Licensed Patents.

9.5 Mutual Covenants.

(a) No Debarment. In the course of the research, development, Manufacture and commercialization of the Products, neither Party nor its Affiliates or Sublicensees shall use any employee or consultant who has been debarred by any Regulatory Authority, or, to such Party’s or its Affiliates’ knowledge, is the subject of debarment proceedings by a Regulatory Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its or its Affiliates’ or Sublicensees’ employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Compliance. Each Party and its Affiliates shall comply in all material respects with all applicable Laws (including all anti-bribery laws) in the Development, Manufacture and Commercialization of the Products and performance of its obligations under this Agreement.

9.6 Compliance with Law and Ethical Business Practices. In addition to the other representations, warranties and covenants made by each Party elsewhere in this Agreement, each Party (the “Compliant Party”) represents and warrants or covenants, as applicable, to the other Party that during the Term:

(a) it is licensed, registered, or qualified under applicable Law to do business, and has obtained such licenses, consents, authorizations or completed such registrations or made such notifications as may be necessary or required by applicable Law to provide the goods or services encompassed within this Agreement, and providing such goods or services is not inconsistent with any other obligation of the Compliant Party;

(b) in conducting its activities hereunder, it will and will cause its Affiliates and its other Representatives to comply in all material respects with applicable Law and accepted pharmaceutical industry business practices, including, to the extent applicable to each Compliant Party and each such Affiliate and other Representative, the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301, et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the False Claims Act (31 U.S.C. § 3729 et seq.), comparable state statutes, the regulations promulgated under all such statutes, and the regulations issued by the FDA, consistent with the ‘Compliance Program Guidance for Pharmaceutical Manufacturers’ published by the Office of Inspector General, U.S. Department of Health and Human Services;

(c) with respect to any Products, payments or services provided under this Agreement, it has not taken and will not during the Term take any action directly or indirectly to unlawfully offer, promise or pay, or authorize the offer or payment of, any money or anything of value in order to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper advantage, and has not accepted, and will not accept in the future any such unlawful payment;

(d) it complies with the applicable laws and regulations of the countries where it operates, including anti-bribery and anti-corruption laws, accounting and record keeping laws, and laws relating to interactions with healthcare professionals or healthcare providers (collectively, “HCPs”) and Government Officials;

(e) commencing promptly after the Effective Date, it will take steps toward adopting and implementing policies and procedures, and will adopt and implement such policies and procedures within six (6) months after the Effective Date, setting out rules governing

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

interactions with HCPs and Government Officials, engagement of Third Parties, including, where appropriate, due diligence (“Policies”), and its Policies will mandate a robust set of internal controls, including accounting controls, designed to ensure the making and keeping of fair and accurate books, records and accounts, on its operations around the world and apply worldwide to all its employees, subsidiaries, and Third Parties acting on its behalf, and which Policies will include (i) providing training to its officers, directors, employees and where appropriate, its other Representatives on such Policies, (ii) regular monitoring and auditing of activities to confirm compliance with such Policies and the adequacy of internal controls, and remediation of identified issues, and (iii) requirements for regular review as part of its internal processes of improvement, and, from time to time, benchmarking against the standards of the industry with the assistance of external counsel;

(f) to its knowledge, it and each of its Affiliates has been and will, for the Term, be in compliance with all applicable Global Trade Control Laws (as defined in Section 12.8 below), including those related to, import controls, export controls, or economic sanctions, and it will cause each of its Affiliates to remain in compliance with the same during the Term;

(g) to its knowledge, except to the extent permissible under United States law, neither it nor any of its Affiliates has, on its own behalf or in acting on behalf of any other Person, directly or indirectly engaged with, and will not for the Term, without any required government authorization, directly or indirectly engage in any transactions, or otherwise deal with, any country or Person targeted by United States, European Union, United Kingdom or other relevant economic sanctions laws in connection with any activities related to the Party’s interaction with the other Party, including those contemplated under this Agreement; and

(h) it is, as between the Parties, solely responsible to ensure Compliance by it and its Affiliates.

9.7 Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will exist or be implied against the Party which drafted such terms and provisions.

9.8 No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 9 AND IN SECTION 12.10, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF PFIZER OR SANGAMO; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. Both Parties understand that the Products are the subject of ongoing research and development and that neither Party can assure the safety, effectiveness, Marketing Approval, Pricing Approval or commercial success of any Product.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 10

INDEMNIFICATION; LIABILITY; INSURANCE

10.1 Indemnification by Sangamo. Sangamo shall indemnify, defend and hold harmless Pfizer and its Affiliates and Sublicensees, and each of their respective directors, officers, employees and agents (collectively “Pfizer Indemnitees”), from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), to the extent resulting from any claims, demands, actions or other proceedings by any Third Party arising out of:

(a) the material breach of any representation, warranty or covenant by Sangamo under this Agreement; or

(b) the recklessness, negligence or intentional misconduct of any Sangamo Indemnitees;

except, in each case, to the extent caused by the negligence or intentional misconduct of any Pfizer Indemnitees or a material breach by Pfizer of any of its representations, warranties or covenants set forth in this Agreement.

10.2 Indemnification by Pfizer. Pfizer shall indemnify, defend and hold harmless Sangamo and its Affiliates, Upstream Licensors and each of their respective directors, officers, employees and agents (collectively “Sangamo Indemnitees”), from and against all Liabilities to the extent resulting from any claims, demands, actions or other proceedings by any Third Party arising out of:

(a) the material breach of any representation, warranty or covenant by Pfizer under this Agreement;

(b) the recklessness, negligence or intentional misconduct of any Pfizer Indemnitees;

(c) the research, Development, Manufacture, and Commercialization of the Products and Companion Diagnostic Assays by or on behalf of Pfizer or its Affiliates or Sublicensees;

except, in each case, to the extent caused by the negligence or intentional misconduct of any Sangamo Indemnitees or a material breach by Sangamo of any of its representations, warranties or covenants set forth in this Agreement.

10.3 Indemnification Procedure.

(a) Notice. If either Party is seeking indemnification under Section 10.1 or 10.2 (the “Indemnified Party”), it shall promptly inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the claim, provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) Control. The Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within [ * ] after receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume the direction and control of the defense, litigation, settlement, appeal or other disposition of any such claim for which it is obligated to indemnify the Indemnified Party (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (a) the Indemnifying Party has sufficient financial resources, to satisfy the amount of any adverse monetary judgment that is sought, (b) the claim seeks solely monetary damages and (c) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party will be solely obligated to satisfy and discharge the claim in full (the conditions set forth in clauses (a), (b) and (c) above are collectively referred to as the “Litigation Conditions”). The Indemnifying Party will be entitled, at its sole cost and expense, to assume direction and control of such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. During such time as the Indemnifying Party is controlling the defense of such Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party, and will cause its Affiliates and agents to cooperate upon request of the Indemnifying Party, in the defense or prosecution of the claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnifying Party. In the event that the Indemnifying Party does not satisfy the Litigation Conditions or does not notify the Indemnified Party of the Indemnifying Party’s intent to defend any Third Party Claim within [ * ] after notice thereof, the Indemnified Party may (without further notice to the Indemnifying Party) undertake the defense thereof with counsel of its choice and at the Indemnifying Party’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense and with counsel of its choice, in the defense of any claim that has been assumed by the other Party.

(c) Settlement. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action. The Indemnified Party will have the sole and exclusive right to settle any claim, on such terms and conditions as it deems reasonably appropriate, to the extent such claim involves equitable or other non-monetary relief, but will not have the right to settle such claim to the extent such claim involves monetary damages without the prior written consent of the Indemnifying Party. Neither the Indemnifying Party nor the Indemnified Party will make any admission of liability in respect of any claim without the prior written consent of the other party, and the Indemnified Party will use reasonable efforts to mitigate Liabilities arising from such claim. If the Parties cannot agree as to the application of Section 10.1 or 10.2 as to any claim, pending resolution of such dispute, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 10.1 or 10.2 upon resolution of the underlying claim.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.4 Mitigation of Loss. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any claims (or potential losses or damages) under this Article 10. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

10.5 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 10.1 OR 10.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS IN ARTICLE 7.

10.6 Insurance. Each Party shall procure and maintain, during the Term, commercial general liability insurance, including product liability insurance, with minimum “A-” Best rated insurance carriers to cover its indemnification obligations under Section 10.1 or Section 10.2, as applicable, in each case with limits of not less than [ * ] per occurrence and in the aggregate. All deductibles and retentions will be the responsibility of the named insured. Pfizer and its Affiliates will be an additional insured on Sangamo’s commercial general liability and products liability policies, and be provided with a waiver of subrogation. To the extent of its culpability, all coverages of Sangamo will be primary and non-contributing with any similar insurance, carried by Pfizer. Each Party shall provide the other Party with evidence of such insurance by furnishing a certificate of insurance upon request and shall provide the other Party with written notice at least [ * ] prior to the cancellation, non-renewal or material changes in such insurance. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 10. Notwithstanding any provision of this Section 10.6 to the contrary, Pfizer may meet its obligations under this Section 10.6 through self-insurance. Neither Party’s insurance will be construed to create a limit of liability with respect to its indemnification obligations under this Article 10.

ARTICLE 11

ANTITRUST

11.1 Approvals. Each of Sangamo and Pfizer will cooperate with the other Party and use Commercially Reasonable Efforts to make all registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 12

GENERAL PROVISIONS

12.1 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, earthquakes or other acts of God, or acts, generally applicable action or inaction by any governmental authority (but excluding any government action or inaction that is specific to such Party, its Affiliates or Sublicensees, such as revocation or non-renewal of such Party’s license to conduct business), or omissions or delays in acting by the other Party. The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all Commercially Reasonable Efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.

12.2 Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, subject to the provisions of Section 12.3, as applicable, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or in whole to its successor in interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction provided that such sale is not primarily for the benefit of its creditors. In addition, Pfizer may assign its rights and obligations under this Agreement to a Third Party where Pfizer or its Affiliate is required, or makes a good faith determination based on advice of counsel, to divest a Product in order to comply with Law or the order of any Governmental Authority as a result of a merger or acquisition. Each Party will promptly notify the other Party of any assignment or transfer under the provisions of this Section 12.2. Any attempted assignment not in accordance with the foregoing shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

12.3 Notification of a Change of Control of Sangamo. Sangamo will notify Pfizer in writing promptly (and in any event prior to the public disclosure thereof) following the entering into of a definitive agreement with respect to a Change of Control of Sangamo.

12.4 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.5 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Sangamo:
Sangamo Therapeutics, Inc. 501 Canal Blvd.
Richmond, CA 94804
	Attn:	Chief Executive Officer
	Fax:	[ * ]

with a copy to:
Cooley LLP 3175 Hanover Street
Palo Alto, CA 94304
	Attn:	Marya Postner, Ph.D.
	Fax:	[ * ]

If to Pfizer:
Pfizer Inc.
R&D Business Development 235 East 42nd Street
New York, New York 10017-5755
	Attn:	R&D BD Contract Notice

with a copy to:
Pfizer Inc.
Notices: Pfizer Legal Division 235 East 42nd Street
New York, New York 10017-5755
	Attn:	Chief Counsel, R&D
	Fax:	[ * ]

and an electronic copy to:
[ * ]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the [ * ] following the date of mailing, if sent by mail.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.6 Dispute Resolution.

(a) Informal Dispute Resolution; Arbitration. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder, including the interpretation, alleged breach, enforcement, termination or validity of this Agreement (a “Dispute”). For clarity, Dispute shall not include matters within the JRC’s authority, which shall be resolved in accordance with Section 3.3. It is the objective of the Parties to establish procedures to facilitate the resolution of such Disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree that if a Dispute arises under this Agreement, and the Parties are unable to resolve such Dispute within [ * ] after such Dispute is first identified by either Party in writing to the other, the Parties shall refer such Dispute to the Executive Officers of the Parties for attempted resolution by good faith negotiations within [ * ] after such notice is received. If the Executive Officers are not able to resolve such Dispute within [ * ], then such Dispute (other than Excluded Claim as defined in Section 12.6(f) below) shall be finally resolved by binding arbitration administered by [ * ] pursuant to [ * ], and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

(b) Number of Arbitrators; Arbitral Seat. The arbitration shall be conducted by a panel of three arbitrators experienced in the pharmaceutical business: within [ * ] after initiation of arbitration, each Party shall select one person to act as arbitrator; provided that if a Party fails to appoint an arbitrator within [ * ] of the arbitration being initiated, such appointment shall be made by [ * ]. The two arbitrators appointed in accordance with the preceding sentence shall appoint the third arbitrator, who shall be the chairman of the tribunal. If the arbitrators selected pursuant to the first sentence of this Section 12.6(b) are unable or fail to agree upon the third arbitrator within [ * ] of the appointment of the second arbitrator, the third arbitrator shall be appointed by [ * ]. The place of arbitration shall be [ * ]; all proceedings and communications shall be in English.

(c) Powers of the Arbitrators. The arbitrators shall have the discretion to hear and determine at any stage of the arbitration any issue asserted by any Party to be dispositive of any claim or counterclaim, in whole or part, in accordance with such procedure as the arbitrators may deem appropriate, and the arbitrators may render an award on such issue. In addition to the authority conferred on the arbitrators by the [ * ] rules, and without prejudice to any provisional measures that may be available from a court of competent jurisdiction, the arbitrators shall have the power to grant any provisional measures that the arbitrators deem appropriate, including but not limited to provisional injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved and any provisional measures ordered by the arbitrators may, to the extent permitted by applicable Law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators are authorized to award to the prevailing Party, if any, as determined by the arbitrators, their costs and expenses. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration, except as provided above.

(d) Statute of Limitations. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(e) Confidentiality. No information concerning an arbitration, beyond the names of the Parties and the relief requested, may be unilaterally disclosed to a Third Party by any Party unless required by Law. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. Any documentary or other evidence given by a Party or witness in the arbitration shall be treated as confidential by any Party whose access to such evidence arises exclusively as a result of its participation in the arbitration, and shall not be disclosed to any Third Party (other than a witness or expert), except as may be required by Law.

(f) Excluded Claims. As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (i) the scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws; provided that the United Nations Convention on Contracts for International Sale of Goods shall not apply.

12.8 Global Trade Control Laws. Parties will perform all activities under this Agreement in full compliance with all applicable economic sanctions, import, and export control laws, regulations, and orders (collectively, “Global Trade Control Laws”).

12.9 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Sangamo or Pfizer from time to time. Neither Party will knowingly transfer to the other Party any goods, software, technology, or services that are (i) controlled at a level other than EAR99, or for reasons other than anti-terrorism, under the U.S. Export Administration Regulations; (ii) controlled under the U.S. International Traffic in Arms Regulations; (iii) specifically identified as an E.U. Dual Use Item; or (iv) on an applicable export control list of a foreign country.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.10 Restricted Markets; Restricted Parties. The Parties agree that the activities under the Agreement will not (i) be in a Restricted Market; (ii) involve individuals ordinarily resident in a Restricted Market; or (iii) include companies, organizations, or Governmental Authorities from or located in a Restricted Market. Each Party represents and warrants that neither such Party, nor any other Person, directly or indirectly, performing activities under this Agreement on such Party’s behalf, are on any applicable Restricted Party Lists, and that such individuals are not employed by any Person on any of the applicable Restricted Party Lists. In the event that any of the Persons noted above, or any Third Party directly or indirectly engaged by such a Person, becomes listed on a Restricted Party List during the Term of this Agreement, the Party responsible for such Person will cease the activities that involve such Person and immediately notify the other Party. Each Party shall conduct Restricted Party Screening of the names and addresses of all employees and subcontractors invited to participate in activities under this Agreement by that Party, and shall require its subcontractors to conduct such screening of its employees and subcontractors or represent that no such subcontractor or employee is on an applicable Restricted Party List. Notwithstanding any cure periods set forth herein, both Parties acknowledge that listing of the other Party on a Restricted Party List, shall be grounds for immediate termination of this Agreement, for cause, with no cure period. For purposes of this Agreement, “Restricted Markets” means the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan, and Syria, and any other country that, during the Term of this Agreement, is or becomes subject to comprehensive trade sanctions by the United States and/or designated as a state sponsor of terrorism pursuant to section 6(j) of the Export Administration Act, section 40 of the Arms Export Control Act, and section 620A of the Foreign Assistance Act; “Restricted Party Lists” include, but are not limited to, the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, as administered by the U.S. Department of the Treasury Office of Foreign Assets Control; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the entities subject to restrictive measures and the Consolidated List of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy; the List of Excluded Individuals / Entities, as published by the U.S. Health and Human Services – Office of Inspector General; any lists of prohibited or debarred parties established under the U.S. Federal Food Drug and Cosmetic Act; the list of persons and entities suspended or debarred from contracting with the U.S. government; and similar applicable lists of restricted parties maintained by the Governmental Authorities of the jurisdictions of import and export; and “Restricted Party Screening” includes, but is not limited to, the comparison of any individual or entity directly or indirectly involved in activities under this Agreement, against the applicable Restricted Party Lists.

12.11 Termination and Blocked Payment. If this Agreement is terminated for inclusion of a Person on a Restricted Party List, Restricted Market, or Restricted Market national in activities under this Agreement without a license or other authorization required by Global Trade Control Laws or any other violation of Global Trade Control Laws, the terminating Party shall not be responsible for any payments due to the other Party, even if activities have already occurred. Further, the other Party shall be responsible for reimbursing the terminating Party for

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

any payments due to the terminating Party under this Agreement that are blocked due to inclusion of a Person on a Restricted Party List, Restricted Market, or Restricted Market national in activities under this Agreement without a license or other authorization required by Global Trade Control Laws or any other violation of Global Trade Control Laws.

12.12 Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto. The Parties agree that the Confidentiality Agreement between the Parties dated as of September 20, 2017, as amended, is hereby terminated, but each Party’s information that was the subject of confidentiality obligations under such Confidentiality Agreement (including any information that was orally disclosed within the thirty (30) day period prior to the Effective Date and was declared confidential at the time of disclosure by the disclosing Party, even if the disclosing Party did not provide a written confirmation of such disclosure as of the Effective Date) shall be deemed to be Confidential Information of such Party under this Agreement.

12.13 Headings. The captions to the several Articles, Sections (and subsections) and Exhibits hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles, Sections and Exhibits hereof.

12.14 Independent Contractors. It is expressly agreed that Sangamo and Pfizer shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Sangamo nor Pfizer shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party. Neither Party shall report this Agreement or the relationship between the Parties as a partnership for tax purposes unless required by law.

12.15 Waiver. No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

12.16 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.17 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

12.18 Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

12.19 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.20 No Third Party Rights or Obligations. No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement. However, Pfizer may decide, in its sole discretion, to use one or more of its Affiliates to perform its obligations and duties hereunder, provided that Pfizer will remain liable hereunder for the performance by any such Affiliates of any such obligations.

12.21 Counterparts. This Agreement may be executed in two or more counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Research Collaboration and License Agreement to be executed by their duly authorized representatives as of the Effective Date.

Sangamo Therapeutics, Inc.		Pfizer Inc.

By:	/s/ Alexander Macrae	By:	/s/ Gregory LaRosa
Name:	Alexander Macrae	Name:	Gregory LaRosa
Title:	CEO	Title:	SVP and CSO RDRU

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A: LICENSED PATENTS

{Redacted content comprises approximately 11 pages}

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B: RESEARCH PLAN

{Redacted content comprises approximately 9 pages}

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT C: COMPOUNDS

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT D: JOINT PRESS RELEASE

Sangamo and Pfizer announce collaboration for development of zinc finger protein gene therapy for ALS

Richmond, California and New York, New York, January 3, 2018 – Sangamo Therapeutics, Inc. (Nasdaq: SGMO) and Pfizer Inc. (NYSE: PFE) today announced a collaboration for the development of a potential gene therapy using zinc finger protein transcription factors (ZFP-TFs) to treat amyotrophic lateral sclerosis (ALS) and frontotemporal lobar degeneration (FTLD) linked to mutations of the C9ORF72 gene.

ALS and FTLD are part of a spectrum of neurodegenerative disorders caused by mutations in the C9ORF72 gene that involve hundreds of additional repetitions of a six base pair sequence of DNA. This ultimately leads to the deterioration of motor neurons, in the case of ALS, or neurons in the frontal and temporal lobes, in the case of FTLD. Currently, there are no cures to halt or reverse the progression of ALS or FTLD. The C9ORF72 mutation is linked to approximately one-third of cases of familial ALS.

“We are excited to continue our collaborative relationship with Pfizer with this new program using Sangamo’s zinc finger protein technology to develop a potential gene therapy for patients with certain forms of ALS and FTLD, devastating diseases with very limited treatment options,” said Dr. Sandy Macrae, Chief Executive Officer of Sangamo. “The precision and flexibility of zinc finger proteins enables targeting of virtually any genetic mutation. Collaboration with the right partner for a given therapeutic application is a key component of our corporate strategy and enables us to pursue the vast opportunity set of our platform.”

“We look forward to working with Sangamo on potential treatments for devastating diseases related to genetic mutations of the C9ORF72 gene,” said Greg LaRosa, Senior Vice President and Chief Scientific Officer, Pfizer Rare Disease. “Pfizer is proud of the progress we have made in the area of gene therapy, which offers tremendous promise to patients and their families.”

Gene therapies are a potentially transformational technology for patients, focused on highly specialized, one-time treatments that address the root cause of diseases caused by genetic mutation. Sangamo’s ZFP-TF technology involves introducing an engineered zinc finger protein (ZFP) which is designed to identify and bind to a precise sequence of DNA. Once bound to the target sequence of DNA, a transcriptional repressor domain attached to the ZFP suppresses

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

expression of the gene. Under this collaboration, Sangamo and Pfizer will investigate allele-specific ZFP-TFs with the potential to differentiate the mutant C9ORF72 allele from the wild type allele and to specifically down-regulate expression of the mutant form of the gene.

Under the terms of the collaboration agreement, Sangamo will receive a $12 million upfront payment from Pfizer. Sangamo will be responsible for the development of ZFP-TF candidates. Pfizer will be operationally and financially responsible for subsequent research, development, manufacturing and commercialization for the C9ORF72 ZFP-TF program and any resulting products. Sangamo is eligible to receive potential development and commercial milestone payments of up to $150 million, as well as tiered royalties on net sales.

In May 2017, Sangamo and Pfizer entered into an exclusive, global collaboration and license agreement for the development and commercialization of potential gene therapy products for Hemophilia A, including SB-525, which entered the clinic in August 2017.

About Sangamo’s ZFP-TF Gene Regulation Platform

Sangamo’s zinc finger protein transcription factor (ZFP-TF)-mediated gene regulation approach is designed to either selectively repress (down-regulate) or activate (up-regulate) the expression of a specific gene or DNA sequence with a single administration. This technology enables targeting of a broad range of diseases requiring regulation of endogenous gene expression and differs from other approaches such as gene therapy or zinc finger nuclease-mediated genome editing, which are designed to replace or correct a missing or mutated gene or DNA sequence. Sangamo is developing ZFP-TFs as a novel therapeutic approach for diseases of the central nervous system (CNS). In keeping with the company’s strategy to externalize development of ZFP-TFs for CNS diseases, Sangamo has established collaborations with Pfizer for ALS and FTLD and with Shire for Huntington’s disease. Sangamo is also developing ZFP-TFs to down-regulate the expression of tau, a protein associated with Alzheimer’s disease and frontotemporal dementia (FTD). The company’s strategy for the tau program is to seek a development and commercialization partner upon completion of preclinical studies.

About Sangamo Therapeutics

Sangamo Therapeutics, Inc. is focused on translating ground-breaking science into genomic therapies that transform patients’ lives using the company’s industry leading platform technologies in genome editing, gene therapy, gene regulation and cell therapy. The Company is conducting Phase 1/2 clinical trials in Hemophilia A and Hemophilia B, and in lysosomal storage disorders MPS I and MPS II. Sangamo has an exclusive, global collaboration and license agreement with Pfizer Inc. for gene therapy programs for Hemophilia A, ALS and FTLD, with Bioverativ Inc. for hemoglobinopathies, including beta thalassemia and sickle cell disease, and with Shire International GmbH to develop therapeutics for Huntington’s disease. In addition, Sangamo has established strategic partnerships with companies in non-therapeutic applications of its technology, including Sigma-Aldrich Corporation and Dow AgroSciences. For more information about Sangamo, visit the Company’s website at www.sangamo.com.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

About Pfizer Inc.: Working together for a healthier world®

At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products. Our global portfolio includes medicines and vaccines as well as many of the world’s best-known consumer health care products. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world’s premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, we have worked to make a difference for all who rely on us. We routinely post information that may be important to investors on our website at www.pfizer.com. In addition, to learn more, please visit us on www.pfizer.com and follow us on Twitter at @Pfizer and @Pfizer_News, LinkedIn, YouTube and like us on Facebook at Facebook.com/Pfizer.

Sangamo Forward Looking Statements

This press release contains forward-looking statements based on Sangamo’s current expectations. These forward-looking statements include, without limitation references relating to research and development of therapeutic applications of Sangamo’s gene therapy and ZFP technology platforms, the potential of Sangamo’s ZFP technology to treat ALS and FTLD, the potential success and benefits of Sangamo’s corporate strategy to partner with other pharmaceutical companies, and anticipated milestones and royalties. Actual results may differ materially from these forward-looking statements due to a number of factors, including uncertainties relating to the ability of Sangamo’s ZFP-TF technology to treat successfully diseases like ALS and FTLD, the inability to execute on Sangamo’s corporate strategy to partner with other pharmaceutical compnaies or collaborate successfully, the inability to achieve anticipated milestones and the inability to develop commercially viable products. For a more detailed discussion of these and other risks, please see Sangamo’s SEC filings, including the risk factors described in its most recent Quarterly Report on Form 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

Pfizer Disclosure Notice:

The information contained in this release is as of January 3, 2018. Pfizer assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

This release contains forward-looking information about ZFP-TFs, a collaboration for the development of a potential gene therapy using ZFP-TFs for the treatment of ALS and FTLD and the potential of gene therapy, including their potential benefits, that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

uncertainties inherent in research and development, including the ability to meet anticipated clinical study commencement and completion dates as well as the possibility of unfavorable study results, including unfavorable new clinical data and additional analyses of existing clinical data; risks associated with initial data; the risk that clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate, regulatory authorities may not share our views and may require additional data or may deny approval altogether; whether regulatory authorities will be satisfied with the design of and results from our clinical studies; whether and when any applications may be filed with regulatory authorities for any potential gene therapies; whether and when regulatory authorities may approve any such applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted, and, if approved, whether any such gene therapies will be commercially successful; decisions by regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of any such gene therapies; and competitive developments.

A further description of risks and uncertainties can be found in Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in its subsequent reports on Form 10-Q, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Information and Factors That May Affect Future Results”, as well as in its subsequent reports on Form 8-K, all of which are filed with the U.S. Securities and Exchange Commission and available at www.sec.gov and www.pfizer.com.

Sangamo Contacts

McDavid Stilwell

510-970-6000, x219

mstilwell@sangamo.com

Varant Shirvanian

510-970-6000, x205

vshirvanian@sangamo.com

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT E: SPECIFIED SANGAMO PATENT RIGHTS

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT F: CURRENT LICENSES

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 2.1: PFIZER OBLIGATIONS UNDER CURRENT LICENSES

{Redacted content comprises approximately 2 1⁄2 pages}

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.